                                                              PRELIMINARY COPIES

                                PIONEER RAILCORP
                            1318 South Johanson Road
                             Peoria, Illinois 61607

                              _____________, 2004

Dear Shareholder:

      You are cordially invited to attend a special meeting of shareholders, which will be held at _______, on __________________, 2004 at Pioneer Railcorp's Main Office at 1318 South Johanson Road, Peoria, Illinois 61607. I hope that you will be able to attend the meeting, and I look forward to seeing you.

      At the special meeting, you will be asked to vote on a proposed transaction that will result in termination of the registration of the Pioneer Railcorp's securities under federal securities laws and thereby eliminate the significant expense required to comply with reporting requirements under those laws.

      Referred to as "going private," the proposed transaction will reduce the number of security holders to fewer than 300 persons, as required for termination of the registration. The reduction in the number of security holders is accomplished by a merger of a newly-formed, wholly-owned subsidiary of Pioneer Railcorp ("Pioneer Merger Corporation"), with and into Pioneer Railcorp on terms set forth in the merger agreement, a copy of which is attached as Appendix A to the enclosed proxy statement.

      Under the terms of the merger, (i) each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares will be converted into the right to receive, from Pioneer Railcorp, $2.85 in cash per share, and (ii) each share of common stock owned of record at the close of business on the special meeting date, by a holder of 2,000 or more shares will remain as outstanding Pioneer Railcorp common stock after the merger. We anticipate that the effect of the purchase from holders of less than 2,000 shares will be a reduction in the total number of shareholders from approximately 1,680 to approximately 150, while the number of shares outstanding is expected to be reduced by less than 11% (to 4,033,028 shares outstanding from the current 4,513,802 shares outstanding.)

      The merger agreement also provides that the holders of any warrants issued by the Company in 1995 of which 4,117,000 are currently issued and outstanding shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price), thereby resulting in the elimination of all of the outstanding warrants. The warrants were originally issued as a dividend to stockholders of record of the Company on June 30, 1995 and provide for the issuance of one share of common stock for each warrant that is exercised.

      The Pioneer Railcorp board of directors has approved the "going private" transaction as in the best interest of all Pioneer Railcorp security holders and recommends that you vote in favor of the proposed transaction. The attached notice of special meeting and proxy statement describe the transaction and provide specific information concerning the special meeting. The "going private" transaction is important for Pioneer Railcorp and its security holders but will only be approved upon the affirmative vote of a majority of the votes of common stock cast at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes of common stock entitled to be cast at the meeting are present in person or by proxy.

      The board of directors has established _____, 2004 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by ____, 2004. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

                                       Sincerely,

                                       Guy L. Brenkman
                                       Chairman and Chief Executive Officer

                                                                               2
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                                                              PRELIMINARY COPIES

                                PIONEER RAILCORP
                            1318 South Johanson Road
                             Peoria, Illinois 61607

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD _____________, 2004

      A special meeting of shareholders of Pioneer Railcorp will be held on _____, 2004, at Pioneer Railcorp's Main Office at 1318 South Johanson Road, Peoria, Illinois 61607, for the following purposes:

      (1) To consider and act upon a proposal to approve the merger of Pioneer Merger Corporation, a wholly-owned subsidiary of Pioneer Railcorp, with and into Pioneer Railcorp as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Pioneer Railcorp common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares of common stock, will be converted into, and will represent the right to receive from Pioneer Railcorp $2.85 cash per share; (b) each share of Pioneer Railcorp common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of 2,000 or more shares of common stock will continue to represent one share of Pioneer Railcorp common stock after the merger; and (c) each warrant owned of record at the close of business on the date the Merger becomes effective under Iowa law, shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price).

      (2) To transact any other business as may properly come before the meeting or any adjournments of the meeting.

      The board of directors unanimously recommends that you vote FOR the approval of the proposal.

      The board of directors has set the close of business on _____ 2004, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

      We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

      If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                       By Order of the Board of Directors,


                                       _______________________
                                       Secretary

_____________, 2004

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                                                              PRELIMINARY COPIES

                                PIONEER RAILCORP
                            1318 South Johanson Road
                             Peoria, Illinois 61607

                                 PROXY STATEMENT
                       For Special Meeting of Shareholders
                          To Be Held on ________, 2004

      The board of directors of Pioneer Railcorp provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of September 21, 2004, by and between Pioneer Railcorp and Pioneer Merger Corporation, a newly-formed subsidiary of Pioneer Railcorp organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, Pioneer Merger Corporation, will merge with and into Pioneer Railcorp, with Pioneer Railcorp continuing as the surviving corporation after the merger. If Pioneer Railcorp's shareholders approve the merger agreement, each shareholder:

   - holding fewer than 2,000 shares of Pioneer Railcorp common stock at the time of the merger will receive $2.85 cash, without interest, per share from Pioneer Railcorp; or

   - holding 2,000 or more shares at the time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from Pioneer Railcorp.

      After the merger, Pioneer Railcorp anticipates it will have approximately 150 security holders of record. As a result, Pioneer Railcorp will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to SEC reporting companies. In addition, Pioneer Railcorp's common stock will cease to be traded on the Nasdaq SmallCap Market and the Chicago Stock Exchange and any trading in our common stock after the merger will only occur in the "Pink Sheets" or in privately negotiated transactions.

      The merger agreement also provides that the holders of any warrants issued by the Company in 1995 of which 4,117,000 are currently issued and outstanding shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price). The warrants were originally issued as a dividend to stockholders of record of the Company on June 30, 1995 and provide for the issuance of one share of common stock for each warrant that is exercised.

      Under Iowa law, the merger must be approved by a majority of the votes cast by holders of common stock at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. The board of directors has scheduled a special meeting of shareholders to vote on the merger as follows:

                                 [DATE AND TIME]
                         Pioneer Railcorp's Main Office
                            1318 South Johanson Road
                             Peoria, Illinois 61607

      This document provides you with detailed information about the proposed merger. Please see "Where You Can Find More Information" on page ____ for additional information about Pioneer Railcorp on file with the Securities and Exchange Commission.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PROPOSED TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

      The date of this proxy statement is _____________, 2004. We first mailed this proxy statement to the shareholders of Pioneer Railcorp on or about that date.

                                IMPORTANT NOTICES

      We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when shares of Pioneer Railcorp common stock are converted. By accepting receipt of this proxy statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

      We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

      You should not construe the contents of this proxy statement or any communication from Pioneer Railcorp, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.

      Pioneer Railcorp makes forward-looking statements in this proxy statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of Pioneer Railcorp after the merger is effected. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

                               competitive factors

                           general economic conditions

                               customer relations

                           relationships with vendors

                          the interest rate environment

                     governmental regulation and supervision

                                   seasonality

                              distribution networks

                      product introductions and acceptance

                              technological change

                          changes in industry practices

      The words "we," "our," and "us," as used in this proxy statement, refer to Pioneer Railcorp and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

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                                TABLE OF CONTENTS

SUMMARY TERM SHEET............................................................................................    7
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER................................................   11
SPECIAL FACTORS...............................................................................................   13
Background of the Merger Proposal.............................................................................   13
Purposes of and Reasons for the Merger Proposal...............................................................   16
Structure of the Merger.......................................................................................   17
Determination of the Terms of the Merger......................................................................   18
Financial Fairness............................................................................................   18
Recommendation of our Board of Directors......................................................................   22
Purposes and Reasons of Pioneer Merger Corporation for the Merger Proposal....................................   24
Position of Pioneer Merger Corporation as to the Fairness of the Merger.......................................   24
Interests of Certain Persons in the Merger....................................................................   25
Certain Consequences of the Merger; Benefits and Detriments to Affiliated and Non-Affiliated Shareholders.....   25
Operations of Pioneer Railcorp Following the Merger...........................................................   26
Financing of the Merger.......................................................................................   26
Source of Funds and Expenses..................................................................................   26
Certain Terms of the Merger...................................................................................   26
Effective Time of the Merger..................................................................................   26
Conversion and Exchange of Stock Certificates and Warrants....................................................   27
Conditions to Consummation of the Merger......................................................................   27
Amendment or Termination of the Merger Agreement..............................................................   27
Regulatory Requirements.......................................................................................   28
Rights of Appraisal...........................................................................................   28
Material U.S. Federal Income Tax Consequences of the Merger...................................................   29
Pro Forma Effect of the Merger................................................................................   31
Termination of Securities Exchange Act Registration...........................................................   31
INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS.....................................................   32
Time and Place of Meeting.....................................................................................   32
Record Date and Mailing Date..................................................................................   32
Number of Shares Outstanding..................................................................................   32
Purpose of Special Meeting....................................................................................   32
Voting at the Special Meeting.................................................................................   33
Appraisal Rights..............................................................................................   33
Procedures for Voting by Proxy................................................................................   33
Requirements for Shareholder Approval.........................................................................   33
Solicitation of Proxies.......................................................................................   34
INFORMATION ABOUT PIONEER RAILCORP AND ITS AFFILIATES.........................................................   34
General.......................................................................................................   34
Pioneer Merger Corporation....................................................................................   34
Directors and Executive Officers of Pioneer Railcorp..........................................................   34
Voting Securities and Principal Holders Thereof...............................................................   37
Recent Affiliate Transactions in Pioneer Railcorp Securities..................................................   38
Repurchases of Securities by Pioneer Railcorp.................................................................   38
Market for Securities and Dividend Information................................................................   38
Description of Securities.....................................................................................   39
Dividend Policy...............................................................................................   39
SELECTED HISTORICAL FINANCIAL DATA............................................................................   40
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION..................................................................   42
WHERE YOU CAN FIND MORE INFORMATION...........................................................................   46
DOCUMENTS INCORPORATED BY REFERENCE...........................................................................   46

                               SUMMARY TERM SHEET

      This summary term sheet, together with the following Question and Answers section highlights the material information included in this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger proposal fully, and for a more complete description of the legal terms of the merger proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

OVERVIEW OF THE MERGER

      We are furnishing this proxy statement to allow Pioneer Railcorp shareholders to consider and vote on a proposal to approve the merger of a newly-created, wholly-owned subsidiary, Pioneer Merger Corporation with and into Pioneer Railcorp. Pursuant to the terms of the merger agreement,

      - each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares of Pioneer Railcorp common stock will be converted into, and will represent the right to receive $2.85 per share in cash; and

      - each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of 2,000 or more shares of common stock will continue to represent one share of Pioneer Railcorp common stock after the merger.

      According to our stock records, as of the record date for the special meeting (____, 2004) there are approximately 1,530 shareholders who own fewer than 2,000 shares (who, together, own approximately 480,000 shares of common stock, or about 10.7% of total outstanding shares) and approximately 150 shareholders who own 2,000 or more shares (who together own approximately 4,033,000 shares of common stock or about 89.3% of total outstanding shares).

      The merger agreement also provides that the holders of any warrants issued by the Company in 1995 of which 4,117,000 are currently issued and outstanding shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price). The warrants were originally issued as a dividend to stockholders of record of the Company on June 30, 1995 and provide for the issuance of one share of common stock for each warrant that is exercised. As of the record date, there were approximately 1,582 holders of our warrants.

      The sole purpose of the merger is to reduce the number of record holders of our securities below 300 persons so that we may terminate the registration of our securities with the SEC and thereby avoid the significant costs and personnel time commitment necessary for compliance with the SEC reporting requirements.

VOTING ON THE MERGER

      At the special meeting, you will be asked to vote on a proposal to approve the merger transaction as described in the merger agreement. Each share of common stock is entitled to one vote. Under Iowa law, the merger must be approved by a majority of the votes of common stock cast at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes of common stock entitled to be cast at the meeting are present in person or by proxy. A majority vote of non-affiliated shareholders (i.e., shareholders who are not officers and directors of Pioneer Railcorp) is not required to approve the merger proposal. Abstentions and broker non-votes will be counted as present for quorum purposes, but will not be counted as a vote for or against the merger proposal.

      The record date for determining who is entitled to vote at the special meeting has been fixed as the close of business on _____, 2004. On the record date, there were _____ shares of common stock outstanding, held of record by approximately ____ holders. Of those shares, _____ shares are beneficially owned by directors and executive officers (approximately _____% of the outstanding shares). The Chairman of our Company, Guy Brenkman, is also our largest shareholder. Mr. Brenkman currently is the beneficial owner of 3,530,500 shares, or 40.2% of our stock. Following the proposed merger, Mr. Brenkman will be the beneficial owner of 1,789,700 shares, or 42.8% of our stock. We have been informed that all of Pioneer Railcorp's directors and all of Pioneer Railcorp's executive officers intend to vote in favor of the merger proposal.

PURPOSE, STRUCTURE AND EFFECTS OF THE MERGER

      The purpose of the merger is to reduce the total number of holders of our securities to less than 300 persons so that we may terminate our status as a reporting company and avoid the reporting and other SEC filing requirements attendant to that status. The board of directors believes that the management burden and monetary expense associated with the SEC reporting and other filing requirements outweigh any advantage of remaining as an SEC reporting company.

      The merger has been structured as follows: A newly-created, wholly-owned subsidiary of Pioneer Railcorp, Pioneer Merger Corporation, will be merged with and into Pioneer Railcorp with Pioneer Railcorp remaining as the surviving corporation to the merger. Pioneer Merger Corporation will then cease to exist. In the merger:

      - each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares of common stock will be converted into, and will represent the right to receive $2.85 in cash from Pioneer Railcorp for each share, and those shares will be cancelled; and

      - each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of 2,000 or more shares of common stock will continue to represent one share of Pioneer Railcorp common stock following the merger.

      Upon completion of the merger, shareholders whose shares are converted into cash (generally those owning fewer than 2,000 shares) will cease to have any ownership interest in Pioneer Railcorp and will cease to participate in future earnings and growth, if any, of Pioneer Railcorp or to benefit from any increases, if any, in the value of the Pioneer Railcorp stock. Moreover, upon completion of the merger, the certificates representing those shares of common stock will be cancelled. Generally, shareholders of record who own 2,000 or more shares on the record date will retain their shares of common stock in the merger.

      Shareholder records indicate that approximately 150 of the total 1,680 record shareholders own 2,000 or more shares of our common stock. Since 150 is comfortably below the 300 shareholder threshold, the board determined to use 2,000 shares as the minimum required share ownership level. The 150 shareholders who own 2,000 or more shares own approximately 89.3% of the outstanding shares. The 1,530 shareholders who will receive cash for their shares in the merger own approximately 10.7% of the outstanding shares.

      The merger agreement also provides that the holders of any warrants issued by the Company in 1995 of which 4,117,000 are currently issued and outstanding shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price).

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The board of directors of Pioneer Railcorp has approved the merger transaction and recommends that you vote to approve the transaction. The board of directors believes that the transaction is in the best interests of Pioneer Railcorp and its security holders, and that the transaction is fair to all Pioneer Railcorp security holders, including those not affiliated with Pioneer Railcorp. In reaching their decision to recommend and approve the merger proposal, the board of directors considered a number of factors, including the valuation of the securities and fairness opinion by Donnelly Penman & Partners. See "Proposal 1: Approval of the Merger -- Special Factors -- Recommendation of our Board of Directors"; and "-- Financial Fairness. "

THE MERGER CONSIDERATION

         If the merger is completed, Pioneer Railcorp will pay $2.85 in cash per share for each share of common stock and $0.85 for each warrant converted into cash in the merger transaction. In the aggregate, Pioneer Railcorp will pay approximately $4.9 million to acquire all of the shares and warrants from shareholders and warrant holders who will receive cash as a result of the merger. The funds necessary to acquire these shares and warrants are anticipated to come from borrowings from the Company's primary lender. Further, we estimate that Pioneer Railcorp will incur approximately $220,000 in costs and expenses associated with the merger transaction.

DONNELLY PENMAN & PARTNERS' FAIRNESS OPINION (PAGES __-__)

      Donnelly Penman & Partners, Pioneer Railcorp's independent financial advisor, delivered to the board of directors a written opinion dated November 4, 2004, stating that the consideration of $2.85 per share and $0.85 per warrant is fair to the shareholders and warrant holders, respectively, who receive cash in the transaction. Donnelly Penman & Partners will receive a fee of approximately $100,000 for the services it has provided to Pioneer Railcorp in respect of the proposed merger. The full text of Donnelly Penman & Partners' opinion dated November 4, 2004, is attached as Appendix B to this proxy statement. Please read this opinion. See "Proposal 1: Approval of the Merger -- Special Factors -- Financial Fairness" for a description of Donnelly Penman & Partners' opinion and the analyses performed by it.

POTENTIAL CONFLICTS OF INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS

      The executive officers and directors of Pioneer Railcorp may have interests in the transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest, including the following:

      - Four of the six directors and executive officers of the Company hold of record 2,000 or more shares of the common stock and will retain their shares in the merger; and

      - As a result of the merger, the shareholders who own of record at the close of business on the date the Merger becomes effective under Iowa law, 2,000 or more shares, such as our directors and executive officers, will increase their percentage ownership interest in Pioneer Railcorp as a result of the purchase by Pioneer Railcorp of the shares owned by the holders of less than 2,000 shares. For example, assuming the merger is approved, the aggregate beneficial ownership percentage of the directors and officers will increase from 43.1% to approximately 46.2% as a result of the reduction of the number of shares of the common stock outstanding by approximately 480,000 shares and the elimination of all of the outstanding warrants. Also, if the merger is approved, the aggregate ownership percentage of Guy Brenkman, our Chairman and largest shareholder, will increase from 40.2% to approximately 42.8%.

      See "Proposal 1: Approval of the Merger -- Special Factors -- Interests of Certain Persons in the Merger" and "Certain Relationships and Related Transactions" for a description of these potential conflicts.

CONDITIONS TO THE MERGER

      The merger agreement and the transactions contemplated by the merger agreement are subject to a number of conditions, including:

      -     approval of the merger by our shareholders; and

      - securing approximately $5 million in financing from our primary lender.

      See "Certain Terms of The Merger -- Conditions to Consummation of the Merger" and "-- Regulatory Requirements" for a description of the conditions to the consummation of the merger under the merger agreement.

TERMINATION OF THE MERGER TRANSACTION

      The merger transaction may be terminated in specified circumstances, such as if the required shareholder vote is not obtained. See "Certain Terms of the Merger -- Amendment or Termination of the Merger Agreement" for a description of the termination events under the merger agreement.

APPRAISAL RIGHTS

      The applicable Iowa laws entitle shareholders of Pioneer Railcorp to obtain appraisal rights in connection with the merger. See "Description of the Merger-Appraisal Rights." Warrant holders are not entitled to appraisal rights.

FEDERAL INCOME TAX CONSEQUENCES

      A shareholder or warrant holder who receives cash in the merger will generally be taxed on receipt of the merger consideration if and to the extent that the amount received exceeds his or her tax basis in the common stock and/or warrants, as the case may be. Determining the tax consequences of the merger can be complicated. See "Material U.S. Federal Income Tax Consequences of the Merger" for more details on the federal income tax consequences of the merger. You should consult your financial and tax advisors in order to understand fully how the merger will affect you.

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

      The following questions and answers are intended to briefly address commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

WHEN AND WHERE IS THE SPECIAL MEETING?

      The meeting will be held on __________, 2004, at _____ p.m., local time, at Pioneer Railcorp's Main Office, located at 1318 South Johanson Road, Peoria, Illinois 61607.

HOW MANY VOTES DO I HAVE?

      You will have one vote for every share of common stock you owned on ________, 2004, the record date.

HOW MANY VOTES CAN BE CAST BY ALL SHAREHOLDERS?

      As of _______, 2004 (the record date), _____ shares of common stock were issued and outstanding and held of record by approximately _______ shareholders.

CAN I CHANGE MY VOTE?

      Yes, just send in a new proxy with a later date, or send a written notice of revocation to the corporate secretary at the address on the cover of this proxy statement. If you attend the special meeting and want to vote in person, you can deliver a written revocation of your proxy to the secretary at the meeting.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

      Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

WHY SHOULD I VOTE TO APPROVE THE PLAN OF MERGER?

      The board of directors believes that the merger is in the best interests of all Pioneer Railcorp shareholders. The merger will reduce the number of holders of Pioneer Railroad's securities to below 300 persons, which will then allow termination of the registration of the Company's securities under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). The board believes that the monetary expense and the burden to management incident to continued compliance with the Securities Exchange Act significantly outweigh any material benefits derived from continued registration of its securities.

      The merger will also serve as a source of liquidity for those shareholders and warrant holders who receive cash for their shares and warrants, respectively. The board recognizes that the trading market for the common stock has been limited and, at times, sporadic and no market is expected to develop upon consummation of the merger. The board believes that the merger provides a means for those shareholders with a limited number of shares to receive cash for their shares at a fair price and without out-of-pocket costs.

HOW WILL THE MERGER AFFECT THE DAY-TO-DAY OPERATIONS?

      The merger will have very little effect on Pioneer Railcorp's operations. The Company will continue to conduct its existing operations in the same manner as now conducted. The articles of incorporation and by-laws of Pioneer Railcorp will remain in effect and unchanged by the merger. After the merger is completed, the current officers and directors of the Company will continue to hold the positions each now holds with the Company.

HOW WAS THE CASH PRICE FOR SHARES OF THE COMMON STOCK AND WARRANTS DETERMINED?

      The board of directors retained Donnelly Penman & Partners, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the board in determining a fair price for the shares of common stock to be purchased by Pioneer Railcorp in the merger transaction. Donnelly Penman & Partners delivered a valuation report to the board valuing a share of the common stock at $2.85 per share and a warrant at $0.85 per warrant. The board of directors considered the independent valuation and other factors and determined that the cash consideration under the merger agreement should be $2.85 per share and $0.85 per warrant. Subsequently, Donnelly Penman & Partners issued an opinion to the board of directors that the cash consideration to be paid under the merger agreement was fair, from a financial point of view, to the shareholders and warrant holders receiving cash in the merger. A copy of the fairness opinion of Donnelly Penman & Partners is attached as Appendix B to this proxy statement for your review.

MAY I OBTAIN A COPY OF DONNELLY PENMAN & PARTNERS' VALUATION REPORT?

      In connection with Donnelly Penman & Partners' fairness opinion, Donnelly Penman & Partners has prepared and delivered to Pioneer Railcorp a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at the Company's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

WHEN WILL THE MERGER BE COMPLETED?

      We plan to complete the transaction during the first quarter of 2005 so that registration of the Company's securities can also be terminated in the first quarter of 2005.

SHOULD I SEND IN MY COMMON STOCK CERTIFICATES AND/OR WARRANTS NOW?

      No. After the merger transaction is completed, those shareholders who receive cash in the merger will receive written instructions for exchange of their common stock certificates and warrants for cash.

WHO CAN HELP ANSWER MY QUESTIONS?

      If you have any questions about the special meeting or any of the items to be considered by the shareholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact: J. Michael Carr, President, 1318 South Johanson Road, Peoria, Illinois 61607. His telephone number is (309) 697-1400.

WHAT DO I NEED TO DO NOW?

      - Mail your signed proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted "FOR" the proposal to approve and adopt the merger and the merger agreement.

      - For a more complete description of voting at the shareholders' meeting, see the section entitled "Information Regarding the Special Meeting of Shareholders" beginning on page ___ of this proxy statement.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER PROPOSAL

      Overview. Of Pioneer Railcorp's approximately 1,680 current shareholders of record, approximately 1,530 hold fewer than 2,000 shares (not including beneficial owners whose shares may be registered in "street name"). Collectively, these 1,530 record holders, who comprise approximately 91% of all record holders, own an aggregate of approximately 480,000 shares, representing approximately 10.7% of our outstanding shares. As of the record date, there were approximately 1,582 holders of our warrants.

      We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 2,000 shares of our common stock and hold the shares in street name. Pioneer Railcorp has assumed that a substantial portion of the beneficial owners of shares held in nominee with 2,000 or more shares and will remain shareholders of Pioneer Railcorp after the merger.

      As a public company, Pioneer Railcorp is required to prepare and file with the Securities and Exchange Commission (the "SEC"), among other items, the following:

   -  Quarterly Reports on Form 10-QSB;

   -  Annual Reports on Form 10-KSB;

   - Proxy Statements and annual shareholder reports as required by Regulation l4A under the Securities Exchange Act;

   -  Forms 3, 4, and 5 required of executive officers and directors under
      Section 16 of the Securities Exchange Act; and

   -  Current Reports on Form 8-K.

      The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These and other SEC registration related costs have been increasing over the years, and we believe they that they will continue to significantly increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002.

      Accordingly, the board of directors determined that the recurring expense and burden of maintaining so many small shareholder accounts, coupled with the costs associated with maintaining the registration of Pioneer Railcorp's securities under the Securities Exchange Act with the additional requirements of the Sarbanes-Oxley Act, along with the burden on management required for compliance with SEC rules and regulations, is not cost efficient for Pioneer Railcorp. Additionally, the board of directors determined that, even as a publicly-traded company, there is a very limited trading market in our common stock, especially for sales of larger blocks, no market for our warrants and that the holders of our securities derive little benefit from Pioneer Railcorp's status as a SEC reporting company. The board of directors also concluded that, as a private company, management would have increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth. As a result, our management began to explore the possibility of reducing the number of our security holders of record to below 300 in order to terminate the registration of our securities under the Securities Exchange Act.

      The merger proposal is being made at this time because the sooner the proposal can be implemented, the sooner Pioneer Railcorp will cease to incur the expenses and burdens associated with having our securities registered under the Securities Exchange Act and the sooner holders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

      Alternatives Considered. In making this determination, the board of directors considered other means of achieving the same result, but rejected these alternatives because the board of directors believed that the merger would be simpler and less costly. These alternatives were:

   - Tender Offer at a Similar Price. The board of directors was uncertain as to whether this alternative would result in securities being tendered by a sufficient number of record holders so as to accomplish the going private objective and to reduce recurring costs. The board found it unlikely that many holders of small numbers of shares and warrants would make the effort to tender their securities.

   - Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by Pioneer Railcorp's shareholders. In a reverse stock split, Pioneer Railcorp would acquire the interests of the cashed-out shareholders pursuant to an amendment to Pioneer Railcorp's Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of Pioneer Railcorp common stock. Pioneer Railcorp would then distribute cash for the resulting fractional share interests. The reverse stock split and the merger would both achieve the same objective of reducing the number of record common shareholders, assuming shareholder approval. However, the merger had the advantage that it would also permit the Company to provide cash in exchange for outstanding warrants to the Company's warrant holders which would further the Company's objective of becoming and remaining a non-SEC reporting company.

      After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for Pioneer Railcorp and its shareholders. Pioneer Railcorp estimates that, following the proposed merger, it should have approximately 150 shareholders of record and no warrant holders, which will permit Pioneer Railcorp to terminate the registration of its securities under the Securities Exchange Act.

      Board of Directors. At a board meeting held on June 28, 2004, the board of directors began to consider the feasibility of terminating the registration of its securities under the Securities Exchange Act in what is commonly referred to as a "going private transaction." Pioneer Railcorp incurs significant costs associated with having its securities being publicly traded on Nasdaq and the registration of its securities with the SEC. In evaluating the benefits of being publicly traded, the board concluded that Pioneer Railcorp was deriving limited benefit from its status as a SEC reporting company since no analysts followed or reported on the Company, and shares of common stock traded in low volume. In addition, management concluded that Pioneer Railcorp had limited access to the public debt or equity markets, in a cost-effective manner, due to its size and the market for its securities. In addition, the costs associated with being a reporting company had been substantial and, especially in light of the passage of the Sarbanes-Oxley Act in 2002, continue to rise.

      Management discussed the cost savings and benefits of proceeding with a going private transaction. Management also reported regarding the significant increase in the time that management would have to devote to SEC matters if Pioneer Railcorp continued as a SEC reporting company. A representative from Howard & Howard Attorney's, P.C., legal advisors to Pioneer Railcorp, attended and participated in management's presentation to the board. The board and Howard & Howard discussed in detail how certain proposed corporate reform initiatives were going to increase Pioneer Railcorp's cost and burden of complying with its public disclosure obligations and remaining a SEC reporting company in the near future, based on its understanding of the Company's plans, would likely not result in significant tangible benefits to Pioneer Railcorp or its security holders. The board also discussed that as a result of these forthcoming changes, many similarly situated, smaller public companies were viewing now as a good time to effect a going private transaction.

      The board considered alternative structures for proceeding with a going private transaction, including a reverse stock split, a tender offer and a cash-out merger, as well as the board's fiduciary duties in connection with each transaction. The board discussed the likelihood of having fewer than 300 security holders of record under each of the going private transaction structures. After considering all the alternatives that had been presented, the board determined that accomplishing the transaction through a cash-out merger would provide the greatest certainty that, after the merger, the Company would have fewer than 300 security holders of record and would be able to terminate the registration of its securities under the Securities Exchange Act and remain a non-SEC reporting company.

      The board also discussed whether outside financing would be required to fund the repurchase of the securities in a going private transaction. The board did not make any final determinations regarding the going private transaction at this meeting.

      Also at that meeting, the board established a special committee comprised solely of independent directors to investigate the feasibility of a transaction in which the number of shareholders and the number of warrant holders of the Company were reduced to permit the Company to terminate the registration of its securities under the Securities Exchange Act.

      The special committee was authorized to engage the services of an appropriate financial advisor to assist the committee in determining an appropriate price to be paid to shareholders and warrant holders who receive cash in the proposed transaction. In addition, the committee was authorized to engage the services of Howard & Howard Attorneys, P.C. or such other legal advisor the committee deemed appropriate, to assist it in identifying the legal issues with the proposed transaction, and was authorized to make a recommendation concerning the proposed transaction to the board of directors.

      In July 2004 the committee interviewed several financial advisors and ultimately engaged Donnelly Penman & Partners ("Donnelly Penman") to act as financial advisor to the committee.

      At a board meeting held on September 20, 2004 the special committee summarized a proposal to the board whereby the Company would engage in a transaction for the purpose of reducing the number of security holders of the Company and eliminating all outstanding warrants to purchase the common stock of the Company so as to permit the Company to terminate the registration of its securities under the Securities Exchange Act. The committee described the potential costs and burden of continuing as a reporting company and also reported regarding the additional time management would be required to devote to SEC matters if the Company continues as a SEC reporting company. The committee also discussed the financial impact to the Company of conducting such a transaction.

      The Committee then requested Donnelly Penman to present the results of their valuation of the per share fair value of the common stock and the warrants of the Company. Donnelly Penman reviewed the considerations, methodology and results of the valuation. Donnelly Penman concluded that a reasonable estimate of the per share fair value of the common stock of the Company is $2.85 per share and that based on that value the value of each warrant is eight-five cents per warrant. A discussion then took place regarding the valuation report and Donnelly Penman answered questions posed by members of the board.

      A discussion then took place regarding recent trades, balancing of the interest of shareholders receiving cash and of warrant holders and those remaining as shareholders, and various other factors. Donnelly Penman was asked whether their firm was prepared to issue an opinion that a price of $2.85 per share is fair, from a financial point of view, to be paid to shareholders of the Company who receive cash in the proposed transaction in exchange for their shares of common stock of the Company and that the price of $0.85 per warrant is fair, from a financial point of view, to be paid to warrant holders. Donnelly Penman stated that the valuation results support such prices and that in its opinion the payment of $2.85 per share to shareholders of the Company who receive cash in the proposed transaction in exchange for their shares of the Company's common stock is fair, from a financial point of view, to the Company and its shareholders and that the payment of $0.85 per warrant to be paid to each holder of warrants is fair, from a financial point of view to the Company, its shareholders and to the holders of the warrants.

      The committee then asked a representative from Howard & Howard Attorneys, P.C. to make a presentation. Howard & Howard discussed the fiduciary duties of the board in considering the proposed transaction, and indicated that, to satisfy the business judgment rule's duty of care, directors' decisions must be based on adequate information and be thoroughly considered. Howard & Howard also summarized alternative structures associated with the proposed transaction and discussed the applicability of appraisal rights to the proposed transaction. Howard & Howard then answered questions posed by the members of the board.

      The special committee appointed by the board to determine the feasibility and advisability of the transaction unanimously approved and recommended that the board approve such transaction and also unanimously approved and recommended that the shareholders who receive cash in the proposed transaction receive $2.85 per share and that warrant holders receive $0.85 per warrant.

      An extensive discussion then took place among board members concerning the proposed transaction. Mr. Brenkman indicated that, because he is the largest shareholder of the Company, he felt it would be inappropriate for him to participate in the board's decision regarding pricing considerations and approval of the transaction. He informed other members of the board, however, that he expected that, if the board decided to pursue the proposed transaction, the board should take such action as is in the best interest of the Company and fix prices that are fair to all of the Company's shareholders and to the warrant holders.

      A discussion also took place regarding procedural safeguards which could be put in place to assure that the transaction is fair to all shareholders and to all warrant holders. The board considered whether to utilize a procedure which would require a majority vote of shareholders in favor of the proposed transaction without considering the vote of the largest shareholder. The board determined that because it has appointed an independent committee to make recommendations to the board and because the largest shareholder, in his capacity as a director, will abstain from the board's vote on this matter, adequate procedural safeguards exist to assure fair treatment of all shareholders and of all warrant holders.

      A discussion also took place concerning the terms of a proposed Agreement and Plan of Merger by and between the Company and an Iowa corporation to be formed to facilitate the proposed transaction. A discussion also took place regarding the interests of the Company and its shareholders and the warrant holders in completing the proposed transaction. It was noted that the proposal provides significant potential benefits to the Company, its shareholders and to the warrant holders.

      On motion duly made and seconded and after further discussion, with Mr. Brenkman abstaining from the vote, the directors unanimously determined, after giving careful consideration to a number of factors, that the merger agreement and the merger were fair to, and in the best interests of, the Company, its shareholders, and to the warrant holders, and unanimously approved the merger agreement and the merger.

      The board believes that the merger agreement is fair to and in the best interests of the Company, its shareholders, and warrant holders. In making this determination, the board did not utilize the procedural safeguard that would have required that the merger transaction be structured to require separate approval by a majority of those shareholders who are not executive officers or directors of Pioneer Railcorp.

      The board did not consider a possible sale of Pioneer Railcorp. No offers were presented to the board, and no offers were solicited in keeping with the board of director's strategic determination to maintain Pioneer Railcorp's independence. Further, the board did not view a sale as an alternative that could achieve the benefits of the going private transaction, including liquidity for those shareholders and warrant holders being paid cash in the merger while allowing a reduction of costs for Pioneer Railcorp and those shareholders who retain their shares while remaining independent.

      On September 21, 2004 Pioneer Railcorp publicly announced the execution of the merger agreement and the proposed merger.

      Finally, on November 5, 2004, the board met to receive and review Donnelly Penman's written fairness opinion dated November 4, 2004, a copy of which is attached to this proxy statement as Appendix B. In connection with the board's review, they reviewed the Company's trading history and developments impacting the Company since the announcement date of the merger. Based on its review, the board confirmed the merger consideration and its determination that the merger agreement and the merger were fair to, and in the best interests of, the Company and its shareholders, including those who are not affiliated with the Company.

   PURPOSES OF AND REASONS FOR THE MERGER PROPOSAL

      The purpose of the proposed merger is to terminate Pioneer Railcorp's status as a reporting company with the SEC, which the board believes will reduce expenses and create shareholder value. We are aware that the advantages to being a SEC reporting company, including potential investment liquidity and the possibility for use of company securities to raise capital or make acquisitions, may be important to some companies. We have not taken advantage of these benefits and will not be in a position to do so in the foreseeable future. In our experience, companies of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity. Moreover, our internally-generated equity growth has been sufficient to accommodate our need for capital and growth. Finally, opportunities to utilize our securities to acquire other companies have been extremely scarce and when in the rare instance they have presented themselves, our board has not deemed those opportunities to be in the best interest of our shareholders.

      In the board's judgment, the registration of Pioneer Railcorp stock with the SEC yields few advantages and, therefore, little justification exists for the continuing direct and indirect costs and burdens of registration with the SEC. In addition, the board believes that management has reduced corporate overhead as much as possible, and that the costs associated with being a SEC reporting company represent a significant portion of the Company's total corporate overhead. We believe these costs will only continue to increase.

      Pioneer Railcorp incurs direct and indirect costs and burdens associated with the filing and reporting requirements imposed on SEC reporting companies by the Securities Exchange Act. Examples of anticipated direct cost savings from terminating registration of our securities include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

      Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $150,000 or 3.3% of our overhead expense for our 2003 reporting year and 2004 annual meeting (the "2003 reporting cycle").

      These expenses consisted of the following:

Accounting and Legal Fees................................  $ 50,000
Directors and Officers Liability Insurance...............  $ 30,000
Corporate Communications.................................  $  7,000
SEC/Nasdaq/Chicago Stock Exchange Fees...................  $ 16,000
Internal Compliance Costs................................  $ 47,000
                                                           --------
     Total                                                 $150,000
                                                           ========

      We believe that the costs incurred over the 2003 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration. For example, as a result of the implementation of Section 404 of the Sarbanes-Oxley Act of 2002, we have been advised by our independent auditors that the anticipated fees in 2005 associated with Section 404 are expected to be approximately 25% to 50% of our audit fees ($116,896 in 2003), which amount does not include our internal compliance costs associated with the implementation of
Section 404.

      Estimates of the annual savings to be realized if the merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management's estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to our SEC reporting status. In some instances, management's estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a reduction in annual audit fees if we cease to be a SEC reporting company as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Further, costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct, miscellaneous, clerical and other expenses.

      The amounts set forth above are only estimates, and the actual savings to be realized may be higher or lower than these estimates. We expect that these estimated savings will not be realized until after the fiscal year ended December 31, 2004.

      The projected reduction in the number of total record shareholders from 1,680 to approximately 150 will also result in reduced expenses and less burden on management because Pioneer Railcorp will have less than 91% of its current number of shareholders. The decrease in number of shareholders reduces the volume of communications and amount of postage and related expenses associated with the annual issuance of dividend checks to shareholders and other shareholder communications.

STRUCTURE OF THE MERGER

      The merger proposal is structured as a "going private" transaction because it is intended to and, if completed, will likely result in the termination of our reporting requirements and other filing obligations under the Securities Exchange Act.

      The merger has been structured so that upon consummation of the merger, Pioneer Railcorp will have fewer than 300 record holders of its shares of common stock and no holders of any warrants. We have recently organized Pioneer Merger Corporation solely to facilitate the merger transaction. Pioneer Merger Corporation will be merged with and into Pioneer Railcorp pursuant to the terms of the merger agreement. Pioneer Railcorp will be the surviving corporation to the merger. If completed, the merger will have the following effects.

      Holders of warrants at the close of business on the date of the Special Meeting of Shareholders. Each warrant owned of record at the close of business on the date the Merger becomes effective under Iowa law, by any warrant holder, pursuant to the terms of the merger, into the right to receive a cash payment of $0.85 per warrant. After the merger and payment of that amount, holders of warrants will have no further interest in Pioneer Railcorp. These holders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

      Shares held at the close of business on the date of the Special Meeting of Shareholders, by shareholders owning fewer than 2,000 shares. Each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares will be converted, pursuant to the terms of the merger, into the right to receive a cash payment of $2.85 per share. After the merger and payment of that amount, holders of these shares will have no further interest in Pioneer Railcorp. These shareholders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

      Shares held at the close of business on the date of the Special Meeting of Shareholders, by shareholders owning 2,000 or more shares. Each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of 2,000 or more shares of common stock will remain outstanding and continue to represent one share of common stock in Pioneer Railcorp following the merger.

      Beneficial owners of our securities. Nominees (such as a bank or broker) may have required procedures, and security holders holding our securities in "street name" should contact their nominees to determine how they will be affected by the merger transaction.

      Under the merger agreement, each share of common stock owned by a shareholder who holds of record fewer than 2,000 shares will be converted into the right to receive cash. The board selected 2,000 shares as the ownership minimum for several reasons, including to ensure that, after completion of the merger:

      - the number of record shareholders would be less than the 300 shareholder limit necessary to terminate registration with the SEC; and

      - Pioneer Railcorp would have sufficient flexibility to issue stock in the future for corporate purposes, including raising equity capital for Pioneer Railcorp or attracting and retaining qualified employees, directors or executive officers.

      Based on management's review with the board of Pioneer Railcorp's shareholder base, the board did not consider using a number other than 2,000 shares. In reliance on management's analysis, the board believes that using a number lower than 2,000 would have resulted in an unacceptably high risk that the transaction would not yield the desired result of comfortably having less than 300 shareholders. Out of a total of 1,680 record shareholders, approximately 150 shareholders own 2,000 or more shares of our common stock. These 150 shareholders own, in the aggregate, approximately 89.3% of the outstanding shares of common stock.

DETERMINATION OF THE TERMS OF THE MERGER

      The structure and terms of the merger were determined by current management and the board of directors. Because Pioneer Merger Corporation is an affiliated company, the terms of the merger cannot be considered the result of arm's-length negotiations between unrelated parties. Consequently, the special committee decided to retain Donnelly Penman & Partners, an independent financial advisor experienced in the processes and procedures utilized in financial analysis and valuation, to value the common stock and warrants. The cash consideration to be paid for the common stock and warrants under the merger was determined and approved by the special committee and subsequently by the board of directors (with Mr. Brenkman abstaining), in reliance on Donnelly Penman & Partners' valuation report and fairness opinion. See "-- Financial Fairness."

FINANCIAL FAIRNESS

      The board of directors believes that the merger proposal is fair to, and in the best interests of, Pioneer Railcorp and all shareholders and warrant holders, including those security holders who are not officers and directors, and to all shareholders and warrant holders who will receive cash for their shares. The board of directors also believes that the process by which the merger is to be approved is fair. The board of directors requested that Donnelly Penman & Partners ("Donnelly Penman") (i) provide its valuation of the common stock and the warrants, and (ii) issue a fairness opinion that the price determined by the board of directors to be paid for shares of common stock and warrants in connection with the merger proposal was fair, from a financial point of view. Donnelly Penman did not recommend the amount of consideration to be paid in the going private transaction.

      The board imposed no limitations upon Donnelly Penman with respect to the investigations made or procedures followed in rendering the valuation or the fairness opinion.

      A copy of Donnelly Penman's fairness opinion is attached to this proxy statement as Appendix B. You or your representative (designated in writing) may inspect and copy the valuation report at the Company's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

      Donnelly Penman, a Michigan corporation, is an investment banking firm of recognized standing with extensive experience in the valuation of middle-market companies. An independent committee of the board of directors chose Donnelly Penman to perform the valuation based upon its reputation and qualifications after interviewing eight other investment banking firms.

      No material relationship exists or has existed within the past two years between Pioneer Railcorp, Donnelly Penman or any of their respective affiliates. Pioneer Railcorp will pay Donnelly Penman a fee of approximately $100,000 for its services rendered in connection with its valuation and fairness opinion and will reimburse it for out-of-pocket expenses incurred in connection with such services.

      Donnelly Penman's valuation and its subsequent opinion as to the fairness, from a financial point of view of the consideration to be received for the Company's shares and warrants to be cashed out in the merger involved several different valuation methodologies including, 1)an analysis of historical trading activity, 2) an analysis of the net book value of the Company, 3) a discounted cash flow analysis, 4) an analysis of selected comparable companies, 5) an analysis of acquisition premiums paid, and 6) an analysis of comparable acquisition transactions. The board reviewed and considered the Donnelly Penman analysis described below in detail and has adopted it as its own.

         Recent Trading Analysis. Donnelly Penman analyzed the Company's quoted trades for various periods. The prices below are as of September 9, 2004.

Current:               $2.16

30 Day Average:        $2.22

90 Day Average:        $2.31

1 Year Average:        $2.17

      Net Book Value. This approach estimates a company's worth based on its accumulated retained earnings, or deficit, plus its original capitalization as computed in accordance with GAAP. Donnelly Penman found the Company's net book value as of June 30, 2004 to be $9,721,000, or $2.08 per share on a fully diluted basis.

      Present Value of Discounted Cash Flows. For this valuation approach, Donnelly Penman prepared a discounted free cash flow analysis of the Company, which estimated debt-free after tax cash flows that the Company might produce from January 1, 2004 through December 31, 2008. The estimates were derived from discussions with and deemed reasonable by Pioneer Railcorp management. In preparing the estimates, Donnelly Penman analyzed historical financial results and held discussions with the Company's management regarding the Company's business strategy, customers and markets, operating structure, cost structure and capital requirements.

      The estimated after-tax cash flows resulting for the projected five-year period were as follows:

   2004           2005           2006             2007            2008
   ----           ----           ----             ----            ----
$2,716,000     $2,256,000     $2,614,000       $2,768,000      $2,870,000

      Beyond 2008, Donnelly Penman assumed that free cash flows would grow 2% annually.

      These cash flows were discounted to present value using an estimated weighted average cost of capital (discount rate) of 12.0%. The discount rate can be described as the average price a company must pay to attract both debt and equity to properly capitalize its growth. It is this series of free cash flows that, when discounted to the present, and after subtracting claims by debt holders and others, represents the economic value of a company to its stockholders.

      Discounted projected future cash flows at 12.0% yielded an enterprise value of $26,506,000 at June 30, 2004. Subtracting net debt of $11,175,000 resulted in an equity value of $15,331,000. On a fully diluted basis, this amounted to $2.74 per share.

      Comparable Company Analysis. Donnelly Penman compared operating and valuation characteristics of certain publicly traded short-line and long-haul (Class 1) railroads to the operating results of Pioneer Railcorp. In performing its analysis of comparable short-line railroad companies, Donnelly Penman used the following:

                    Genesee & Wyoming, Inc.

                    RailAmerica Inc.

      In performing its analysis of comparable companies in the broader industry of long-haul (Class 1) railroads, Donnelly Penman used the following:

                    Burlington Northern Sante Fe Corp.

                    Canadian National Railway Co.

                    CSX Corporation

                    Kansas City Southern

                    Norfolk Southern Corporation

                    Union Pacific Corporation

         The enterprise value of the short-line companies had a median value of
10.31 times last twelve months' (LTM) EBITDA and 2.57 times LTM revenue. For the comparable long-haul (Class 1) companies, the enterprise value had a median of
9.23 times EBITDA and 2.17 times revenue. These multiples when applied to Pioneer Railcorp LTM EBITDA and revenues had the following per share implications, on a fully diluted basis:

Short-Line Railroad Companies - EBITDA:                $6.16

Short-Line Railroad Companies - Revenue:               $4.65

Long Haul (Class 1) Railroad Companies - EBITDA:       $5.49

Long Haul (Class 1) Railroad Companies - Revenue:      $3.88

      Acquisition Premiums Paid Analysis. The acquisition premiums paid analysis seeks to estimate the price at which a company would "trade in the market for corporate control." Acquisition value is the price an acquirer would pay to control the target's assets and the free cash flows they generate. Transactions occur in the public market frequently at prices significantly above current secondary trading levels. From data published in Mergerstat(R) Review 2003, Donnelly Penman derived a weighted average 52.4% acquisition premium paid over the average trading price five days prior to announcement for acquisitions within the transportation industry between 1998 and 2002. Application of this premium to the Pioneer Railcorp's equity value as of September 9, 2004 yields an implied equity value of $15,802,000 or $2.79 per share on a fully diluted basis.

      Comparable Acquisitions Analysis. Under this approach, Donnelly Penman analyzed certain railroad acquisition transactions completed since October 1, 2001.

      The transactions Donnelly Penman analyzed under this valuation method are the following:

                                                                                              Announcement
                                                                                              ------------
             Buyer                                      Seller                                   Date
             -----                                      ------                                   ----
Genesee & Wyoming, Inc. (NYSE:GWR)     Georgia Pacific (3 Regional Railroad Subsidiaries)      12/19/2003
Genesee & Wyoming, Inc. (NYSE:GWR)     Emons Transportation Group (Nasdaq: EMON)               12/4/2001
RailAmerica Inc. (NYSE: RRA)           ParkSierra Corporation                                  11/6/2001
RailAmerica Inc. (NYSE: RRA)           StatesRail Companies                                    10/15/2001
Genesee & Wyoming, Inc. (NYSE:GWR)     South Buffalo Railway                                   10/1/2001

      While none of these transactions were going private transactions, Donnelly Penman considered them comparable transactions because of the similarities in the underlying business, and because they were each completed subsequent to October 1, 2001.

      Total enterprise value from these transactions had an approximate median value of 5.35 times LTM EBITDA and 1.50 times LTM revenues. These multiples when applied to Pioneer Railcorp LTM EBITDA and revenues, less debt, had the following per share implications, on a fully diluted basis:

               Comparable Acquisitions Analysis - EBITDA:  $3.06

               Comparable Acquisitions Analysis - Revenue: $2.59

      Donnelly Penman did not consider the liquidation of Pioneer Railcorp to be a likely scenario and therefore did not utilize a liquidation analysis as one of its valuation methodologies. Moreover, Donnelly Penman is not familiar with the techniques of asset appraisal, has not reviewed, nor is aware of, any appraisals prepared by an asset valuation professional with respect to Pioneer Railcorp. Donnelly Penman stated that they could not reasonably estimate the value of certain assets on the Company's balance sheet such as land and equipment and believes that the process of liquidation would be extremely complicated due to the nature of land ownership and the current market for certain types of railroad equipment. Pioneer Railcorp owns long sections of right of way, which would not be usable for many types of commercial or agricultural applications due to the shape of the land parcels. The title work to divest these land parcels would be extensive and time consuming due to the legal and title issues that may arise during the sale process. The used railcar and engine market is also cyclical and certain car/engine types will be more or less in demand at certain points in time. As such, the liquidation value of used rail cars and engines could differ significantly from the price at which Pioneer Railcorp purchased the equipment. Finally, based on discussions with senior management, and in reliance thereon, Donnelly Penman assumed the orderly liquidation value realized by the Company would be less than the Company's book value.

      Using each of the values determined above, Donnelly Penman then utilized a weighting system applying a different weight to each valuation methodology to yield its resulting valuation. Donnelly Penman utilized the following weightings to arrive at its valuation conclusion of $2.85 per share for the common stock and $.85 for the warrants and its subsequent opinion that such consideration was fair, from a financial point of view, to the shareholders and warrant holders of the Company. Donnelly Penman did not apply any marketability or minority discount typically applied to minority shares of relatively illiquid companies.

                                                 Implied Per
              Valuation Technique                Share Value         Weighting
              -------------------                -----------         ---------
Recent Trading - Price as of 9/9/2004               $2.16              5.0%
Recent Trading - 30 Day Trading Average             $2.22              5.0%
Recent Trading - 90 Day Trading Average             $2.31              5.0%
Recent Trading - 1 Year Trading Average             $2.17              5.0%
Net Book Value                                      $2.08              5.0%
Present Value of Discounted Cash Flow               $2.74             40.0%
Comparable Company (Short Line) - EBITDA            $6.16              2.5%
Comparable Company (Short Line) - Revenue           $4.65              2.5%
Comparable Company (Class 1) - EBITDA               $5.49              2.5%
Comparable Company (Class 1) - Revenue              $3.88              2.5%
Premium Analysis                                    $2.79             10.0%
Comparable Acquisition - EBITDA                     $3.06              7.5%
Comparable Acquisition - Revenue                    $2.59              7.5%

      In rendering its opinion, Donnelly Penman considered the industry in which the Company operates, the Company's historical profitability, its forecasted earnings trends and its fundamental longer term earning potential. Donnelly Penman placed the heaviest weighting on the present value of the discounted cash flows, as this methodology was specific to Pioneer Railcorp and takes into consideration the future prospects of the Company. The weightings utilized were based on Donnelly Penman's best judgment and opinion as investment bankers and the specific analysis' relevance to Pioneer Railcorp.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

      Based on the factors described above and the considerations set forth immediately below, the board of directors of Pioneer Railcorp has determined that the merger proposal is in the best interests of, and fair to, the shareholders and warrant holders of Pioneer Railcorp (including the non-affiliated shareholders and warrant holders) and that the merger consideration ($2.85 per share and $0.85 per warrant) payable to the shareholders and warrant holders who receive the cash in the merger is fair to those shareholders and warrant holders. See "-- Financial Fairness." Accordingly, the board of directors approved the merger proposal, and recommends that the shareholders vote in favor of the merger and the merger agreement.

      In reaching its decision to approve the merger proposal and in making its recommendation, the Pioneer Railcorp board of directors considered a number of material factors, with each of them considered as positive or negative from a fairness standpoint.

      Positive factors for all shareholders and warrant holders. The factors that the board considered positive for all the shareholders and warrant holders, including those not affiliated with the Company, included:

      - the fact that the cash price per share of $2.85 offered in the merger represents a 28.9% premium over the September 21, 2004 pre-announcement price per share of $2.21; o the fact that an independent committee of the board was appointed which considered the merger and concluded that the merger is in the best interest of the Company and its shareholders and warrant holders;

      - the fact that the independent committee retained and received advice from an independent financial advisor, Donnelly Penman, in determining the fairness of the price of $2.85 per share and $0.85 per warrant;

      - the fact that the independent committee retained and received advice from independent legal counsel in evaluating the terms of the merger agreement;

      - the fact that the Company's largest shareholder, Chairman Guy Brenkman, chose not to participate in the board's decision regarding pricing considerations and approval of the merger;

      - the fact that the merger structure entitles shareholders to appraisal rights under Iowa law, provided that any shareholder that desires to exercise his or her appraisal rights complies with the requirements for exercising appraisal rights, including either abstaining or voting against the merger proposal; and

      - the opinion of Donnelly Penman, dated November 4, 2004, that the merger consideration to be received by warrant holders and holders of fewer than 2,000 shares pursuant to the merger agreement is fair to the Pioneer Railcorp warrant holders and shareholders, respectively, from a financial point of view.

      Positive factors for shareholders and warrant holders who receive cash in the merger. In addition to the positive factors applicable to all shareholders and warrant holders set forth above, the factors that the board considered positive for the shareholders and warrant holders who receive cash in the merger (including those not affiliated with the Company) included:

      - the fact that the merger consideration is all cash, which provides certainty of value to those shareholders and warrant holders and immediate liquidity for the shareholders and warrant holders who receive cash in the merger; and

      - the fact that no brokerage or other transaction costs are to be incurred by shareholders and warrant holders who receive cash in the merger.

      Positive factors for remaining shareholders. In addition to the positive factors applicable to all shareholders and warrant holders set forth above, the factors that the board considered as positive for the shareholders who will remain shareholders following the merger, including all such non-affiliated shareholders, included:

      - the fact that such shareholders would have the opportunity to participate in any future growth and earnings of Pioneer Railcorp;

      - the fact that such shareholders, including Pioneer Railcorp's officers and directors, would not be required to pay income taxes as a result of the merger; and

      - the fact that the remaining shareholders would realize the potential benefits of termination of registration of the common stock, including, reduced expenses of Pioneer Railcorp for no longer having to comply with SEC requirements.

      Negative factors for all shareholders and warrant holders. The factors that the board of directors considered negative for all the shareholders and warrant holders, including those not affiliated with the Company, included:

      - the fact that the directors and executive officers of Pioneer Railcorp have interests in the merger or have relationships that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including the fact that four of the Company's six directors and executive officers will retain their shares in the merger and their ownership interests will increase;

      Negative factors for shareholders and warrant holders receiving cash in the merger. In addition to the negative factors applicable to all shareholders and warrant holders set forth above, the factors that the board considered negative for the shareholders and warrant holders who would receive cash in the merger included:

      - the fact that such shareholders and warrant holders would not have the opportunity to participate in any future growth and earnings of Pioneer Railcorp;

      - the fact that such shareholders and warrant holders would be required to pay income tax on the receipt of cash in the merger; and

      - the fact that the board is not seeking the approval of a majority of these shareholders receiving cash in the merger.

      Negative factors for remaining shareholders. In addition to the negative factors applicable to all shareholders set forth above, the factors that the board considered negative for the shareholders who will retain their shares in the merger, including all such non-affiliated shareholders, included:

      - the fact that after the completion of the merger and registration is terminated, the shareholders will have decreased access to information about Pioneer Railcorp;

      - the fact that after the completion of the merger, there will be approximately 1,530 fewer shareholders and the Company's stock will be traded on the Pink Sheets instead of the Nasdaq SmallCap Market and Chicago Stock Exchange, which may reduce liquidity in the Company's stock; and

      - the fact that after the completion of the merger, Pioneer Railcorp will not be subject to the periodic reporting, proxy rules and
            Section 16 of the Securities Exchange Act.

      While the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was fair and in the best interest of Pioneer Railcorp's shareholders and warrant holders.

      The board did not consider any firm offers by third parties because there were none. Neither management nor the board made any efforts to identify a buyer because the board determined that consideration thereof was inappropriate in the context of a transaction that would not be intended to result in a change of control of Pioneer Railcorp. The board believed that it would be inappropriate to solicit such offers where no change of control was contemplated. The board did review information provided to it by Donnelly Penman which, among other things, included information concerning prices paid in acquisition transactions. The board does not believe that its decision not to invite third party offers impacted its fairness determination. Likewise, as discussed previously in "SPECIAL FACTORS - Background of the Merger Proposal," the board did not consider any alternatives to a going private transaction since only the going private transaction would result in Pioneer Railcorp continuing to conducts its operations in substantially the same manner as it currently conduct its operations, only without the costs and burdens associated with being a SEC reporting company. See "SPECIAL FACTORS -- Background of the Merger Proposal." The board believes that its conclusions with respect to the fairness of the transaction as set forth in "SPECIAL FACTORS - Financial Fairness" and this section are not altered by the fact that it did not consider any alternatives to a going private transaction.

      The board considered the timing of the transaction in its analysis only to the extent that the increased burdens resulting from the Sarbanes-Oxley Act of 2002 would likely impact the Company more significantly in connection with the Company's preparation of its 2004 annual report and audit and for its 2005 annual meeting than the Act did in connection with the Company's 2004 annual meeting.

      The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger proposal, the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors.

      The board, based upon the factors outlined above, believes that the merger proposal is fair to all shareholders and warrant holders of Pioneer Railcorp, including those who are not affiliated with the Company.

PURPOSES AND REASONS OF PIONEER MERGER CORPORATION FOR THE MERGER PROPOSAL

      Pioneer Merger Corporation was organized solely for the purpose of facilitating the merger transaction. As a result Pioneer Merger Corporation's purpose and reasons for engaging in the merger transaction are the same as those set forth in "--Purposes of and Reasons for the Merger Proposal."

POSITION OF PIONEER MERGER CORPORATION AS TO THE FAIRNESS OF THE MERGER

      Pioneer Merger Corporation has considered the analyses and findings of the Pioneer Railcorp board of directors with respect to the fairness of the merger proposal to the Pioneer Railcorp shareholders and warrant holders, including those not affiliated with the Company. As of the date hereof, Pioneer Merger Corporation adopts the analyses and findings of the Pioneer Railcorp board of directors with respect to the merger, and believes that the merger is fair to the Pioneer Railcorp shareholders and warrant holders, including those not affiliated with the Company. See "--Recommendation of our Board of Directors." The merger agreement has been approved by

Pioneer Merger Corporation's board of directors and Pioneer Railcorp, as the sole shareholder of Pioneer Merger Corporation.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The officers and directors of Pioneer Railcorp who are also shareholders and/or warrant holders will participate in the merger in the same manner and to the same extent as all of the other shareholders and warrant holders of Pioneer Railcorp. See "-- Financial Fairness." However, four of the Company's six directors and the executive officers own in excess of 2,000 shares and will, therefore, retain their shares in the merger, unlike many other shareholders and warrant holders who will be required to relinquish their interest in Pioneer Railcorp as a result of the merger. And, if the merger is completed, the respective ownership percentages of those four directors and executive officers will increase, as will the ownership interests of any other shareholder who retains his or her shares. As a result of the merger, the collective ownership interest of the directors and officers will increase from 43.1% to approximately 46.2%. However, none of the directors or executive officers will receive any special treatment in connection with the merger. The terms of the merger will be applied equally to all persons. See "Security Ownership of Certain Beneficial Owners and Management."

      The interests of Mr. Brenkman will increase from an aggregate of 40.2% to an aggregate of 42.8% as a result of the merger. Mr. Brenkman did not participate in the vote of the board of directors on the merger.

      Except as set forth in the immediately preceding paragraph, the executive officers and directors of Pioneer Railcorp are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the Company's unaffiliated shareholders generally. The proposed transaction does not constitute a "change of control" for purposes of any existing employment agreement with the executive officers of Pioneer Railcorp. Pioneer Railcorp has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of Pioneer Railcorp and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the merger and the merger agreement.

CERTAIN CONSEQUENCES OF THE MERGER; BENEFITS AND DETRIMENTS TO AFFILIATED AND NON-AFFILIATED HOLDERS

      Pursuant to the terms of the merger agreement, following shareholder approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, Pioneer Merger Corporation will be merged with and into Pioneer Railcorp, and Pioneer Railcorp will continue as the surviving company in the merger. The merger will cause a reduction in the number of Pioneer Railcorp's shareholders from approximately 1,680 to approximately 150 and the elimination of all warrant holders. Further, the merger will result in termination of the registration of our securities with the SEC, which will eliminate the reporting and proxy solicitation obligations of Pioneer Railcorp pursuant to the Securities Exchange Act.

      The shares and warrants that are acquired in the merger will be cancelled. Because all shares of common stock held by the shareholders, who, at the close of business on the date the merger becomes effective under Iowa law, own fewer than 2,000 shares will be cancelled in the merger, shareholders who own these shares will cease to participate in future earnings or growth, if any, of Pioneer Railcorp or benefit from any increases, if any, in the value of Pioneer Railcorp or its stock, and they no longer will bear the risk of any decreases in value. Similarly, because all warrants will be cancelled in the merger, warrant holders will not participate in future earnings or growth, if any, of Pioneer Railcorp or benefit from any increases, if any, in the value of Pioneer Railcorp, or its stock, and they no longer will bear the risk of any decreases in value.

      Distributions by the surviving Pioneer Railcorp after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the owners of Pioneer Railcorp and not to any shareholders or warrant holders who receive cash in the merger.

      The merger will also provide shareholders and warrant holders who receive cash in the merger a cost-effective way to cash out their investments, because such shareholders and warrant holders will not pay any brokerage fees that would typically be incurred if they sold their securities through a broker-dealer.

      A potential disadvantage to shareholders who remain as shareholders after the merger is completed and registration terminated is decreased liquidity and decreased access to information about Pioneer Railcorp.

      A potential disadvantage to shareholders and warrant holders receiving cash in the merger include the tax consequences described in "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page __ below.

OPERATIONS OF PIONEER RAILCORP FOLLOWING THE MERGER

      Following the merger, Pioneer Railcorp will continue to conduct its existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of Pioneer Railcorp immediately after the merger. Pioneer Railcorp's charter and by-laws will remain in effect and unchanged by the merger. The corporate existence of Pioneer Railcorp will not be affected by the merger.

FINANCING OF THE MERGER

      Pioneer Railcorp anticipates borrowing 100% of the amount required to pay for the warrants and shares of Pioneer Railcorp common stock exchanged for cash in the merger. The Company anticipates the funds will be borrowed from National City Bank, at a fixed rate of 6%, amortized over ten years with a five-year balloon payment. The note will be collateralized by unencumbered assets of Pioneer Railcorp. The note will be subject to normal and customary covenants and will be repaid using income from operations. This Company has no alternative financing arrangements in place in the event that its primary financing plans fall through.

SOURCE OF FUNDS AND EXPENSES

      We estimate that approximately $4.9 million will be required to pay for the shares of Pioneer Railcorp common stock and warrants exchanged for cash in the merger. Additionally, Pioneer Railcorp will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

SEC filing fees (rounded)         $    700

Legal fees                        $ 90,000

Accounting fees                   $ 10,000

Financial Advisory Fees           $100,000

Printing costs                    $ 15,000

Transfer Agent Fees               $  1,000

Other                             $  3,000
                                  --------

Total                             $219,700
                                  ========

CERTAIN TERMS OF THE MERGER

      The following is a summary of certain provisions of the merger agreement and certain matters relating to the merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference. You are urged to read the merger agreement in its entirety and to consider it carefully.

EFFECTIVE TIME OF THE MERGER

      We are working to complete the merger during _____________, 2005 so that we will terminate our registration with the SEC by _______________2005. However, we cannot guarantee that the merger will be effective by the end of _____________2005.

      The merger will become effective at the time (i) of the filing with and acceptance for record of the articles of merger by the Secretary of State of the State of Iowa, or (ii) at such time as we specify in the articles of merger (not to exceed 90 days after the articles of merger is accepted for filing by the Iowa Secretary of State). The articles of merger will be filed as soon as practicable after the requisite approval of the merger proposal by the shareholders at the special meeting is obtained and the other conditions precedent to the consummation of the merger have been satisfied or waived. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "-- Conditions to Consummation of the Merger."

CONVERSION AND EXCHANGE OF STOCK CERTIFICATES AND WARRANTS

      As soon as practicable after the merger is completed, we will mail to each shareholder and warrant holder receiving cash in the merger a letter of transmittal and instructions for surrendering their stock certificates and warrants. When these shareholders deliver their stock certificates and warrants to us along with the letter of transmittal and any other required documents, their stock certificates and warrants will be cancelled and they will be issued a check in the amount of $2.85 per share of common stock and $0.85 per warrant that is being cancelled in the merger.

      When the merger is completed, the shares of common stock owned by each shareholder and warrant owned by each warrant holder receiving cash in the merger will automatically be converted into cash without any further action on the respective shareholder's or warrant holder's part. In order to receive the cash, however, such shareholders and warrant holders must deliver to Pioneer Railcorp their stock certificates and warrants along with a letter of transmittal and any other required documents. No service charge will be payable by shareholders or warrant holders in connection with the cash payments or otherwise; and all expenses will be borne by Pioneer Railcorp. Shareholders and warrant holders will not be entitled to any distributions that are declared after the merger is completed on any shares of common stock that are automatically converted into cash as a result of the merger, regardless of whether the shareholder or warrant holder has surrendered his or her stock certificates or warrants to us. Each shareholder will be entitled to distributions on his or her common stock declared prior to the date on which the merger is completed, even if it is not paid until after the merger is completed provided he or she held the common stock on the date of record for such distribution. PLEASE DO NOT SURRENDER YOUR STOCK CERTIFICATES OR WARRANTS UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL

CONDITIONS TO CONSUMMATION OF THE MERGER

      The boards of directors of Pioneer Railcorp and Pioneer Merger Corporation have approved the merger agreement and authorized the consummation of the merger. As the sole shareholder of Pioneer Merger Corporation, Pioneer Railcorp has approved the merger. The completion of the merger depends upon a number of events, including:

      - the approval of the merger and the merger agreement by the shareholders of Pioneer Railcorp;

      - the approval of the merger and the merger agreement by the shareholders of Pioneer Merger Corporation;

      -     the filing of articles of merger with the Iowa Secretary of State;
            and

      -     the securing of the financing from our primary lender.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

      The merger agreement may be amended by mutual written agreement of our board of directors and board of directors of Pioneer Merger Corporation, generally without the necessity of further action by you. However, your approval is required for any modification or amendment that:

      - changes the amount or kind of consideration that you will receive for your shares of common stock;

      - changes any provision of Pioneer Railcorp's articles of incorporation; or

      - changes any of the terms of the merger agreement, if the change would adversely affect your rights as a shareholder.

      No amendments or modifications to the merger agreement are presently contemplated. However, if there is any material amendment to the merger agreement before the special meeting, we will notify you and provide you with information relating to the amendments prior to the meeting.

      The merger agreement may be terminated by the mutual consent in writing of Pioneer Railcorp and Pioneer Merger Corporation at any time before the filing of the articles of merger with the Iowa Secretary of State. At this time, the parties have no intention of terminating the merger agreement.

REGULATORY REQUIREMENTS

      Except for the filing of the articles of merger with the Secretary of State of the State of Iowa upon the approval of the merger by the Pioneer Railcorp shareholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

RIGHTS OF APPRAISAL

      Under applicable Iowa laws, Pioneer Railcorp's shareholders have the right to obtain appraisal rights in connection with the merger and to receive the fair value of their shares in cash. If any shareholders of Pioneer Railcorp have properly exercised and perfected their appraisal rights in connection with the merger in accordance with the provisions of Division 13 of the Iowa Business Corporation Act, or IBCA, the shares of common stock owned by such shareholders will be converted into the right to receive payment of the "fair value" of such shares determined under Division 13 of the IBCA. "Fair value," with respect to a appraisal shares, means the value of the shares immediately before the effective date of the merger, using customary and current valuation concepts and techniques generally employed, without discounting for lack of marketability or minority status.

      Shareholders wishing to exercise their appraisal rights must carefully comply with the applicable procedures set forth in Division 13 of the IBCA, which are summarized below. Shareholders who fail to follow the specific requirements of Division 13 of the IBCA will lose the right to payment of the fair value of their shares. A complete copy of Division 13 of the IBCA is attached to the proxy statement as Appendix C and is incorporated herein by reference.

General Requirements

      Iowa law provides that each record or beneficial shareholder of Pioneer Railcorp is entitled to appraisal rights in connection with the merger and to obtain payment of the fair value of his or her shares of common stock. A shareholder wishing to exercise appraisal rights must:

            - before a shareholder vote on the merger, deliver to Pioneer Railcorp written notice of his or her intent to demand payment for shares when and if the merger is effectuated; and

            -     either abstain from voting on or vote against the merger.

      No later than 10 days after the merger is consummated, Pioneer Railcorp must deliver a written appraisal notice to all shareholders who properly deliver written notice of their intent to demand payment and who also either abstain from voting on or vote against the merger. In the appraisal notice, Pioneer Railcorp must:

   - be accompanied by a form that specifies the date of the first announcement to the shareholders of the principal terms of the merger (the "announcement date") and requires the shareholder to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the transaction.; and

   -  state all of the following:

         - where the form must be send and where certificates for shares must be deposited and the date by which those certificates must be deposited;

         - the date by which Pioneer Railcorp must receive the form (the "appraisal deadline");

         -  Pioneer Railcorp's estimate of the fair value of the shares;

         - that if requested in writing, Pioneer Railcorp will provide, to the shareholder so requesting, within ten days of the appraisal deadline, the number of shareholders who return the forms by the appraisal deadline and the total number of shares owned by them; and

         - the date by which the notice to withdraw appraisal rights must be received.

      After receiving the appraisal notice, a shareholder must certify on the form sent by Pioneer Railcorp whether the beneficial owner of such shares acquired beneficial ownership of the shares before the announcement date. In addition, a shareholder must execute and return the form and, in a case of certificated shares, deposit the shareholder certificates in accordance with the terms of the notice by the appraisal deadline. If a shareholder fails to make this certification and deposit any stock certificates according to the instructions in the appraisal notice, they will not be entitled to payment for their shares under Division 13 of the IBCA. Once a shareholder deposits that shareholder's certificates, or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to Division 13 of the IBCA.

      Within 30 days of the appraisal deadline, Pioneer Railcorp must pay each shareholder who has complied with the requirements of Division 13 of the IBCA the amount Pioneer Railcorp estimates to be the fair value of such shares, plus accrued interest. The payment must be accompanied by:

   -  certain financial information of Pioneer Railcorp;

   - a statement of Pioneer Railcorp's estimate of the fair value of the shares; and

   - a statement of the shareholder's right to demand payment if he or she rejects Pioneer Railcorp's estimate of the fair value of the shares.

      A shareholder paid in accordance with the above-described terms who is dissatisfied with the amount of the payment must notify Pioneer Railcorp in writing of his or her own estimate of the fair value of the shares and must demand payment of his or her estimated amount plus interest or reject Pioneer Railcorp's valuation (less any amount already received). To be effective, Pioneer Railcorp must receive this written notification or rejection from the shareholder within 30 days after Pioneer Railcorp makes or offers payment to each shareholder, otherwise, such shareholder is deemed to have waived the right to demand payment of his or her estimated amount and shall be entitled only to the payment made or offered by Pioneer Railcorp.

      In the event a demand for payment remains unresolved, Pioneer Railcorp may commence a court proceeding to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand from a shareholder. If Pioneer Railcorp does not commence the proceeding within the 60-day period, it must pay each such shareholder whose demand remains unresolved the amount demanded. Pioneer Railcorp must make all shareholders whose demand remains unresolved parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value of the shares. Each shareholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount already paid by Pioneer Railcorp.

      Holders of warrants for Pioneer Railcorp common stock are not entitled to appraisal rights in the merger.

      Except as provided in this proxy statement under the captions "Where You Can Find More Information" and "May I obtain a copy of Donnelly Penman & Partners' valuation report", there have been no provisions established to grant unaffiliated security holders access to Pioneer Railcorp's corporate files or to obtain counsel or appraisal services at Pioneer Railcorp's expense.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

      The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. Pioneer Railcorp does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. In addition, Pioneer Railcorp does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the merger.

      This discussion assumes that you hold your shares of common stock or warrants as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

      - shareholders or warrant holders who are not citizens or residents of the United States;

      -     financial institutions;

      -     tax-exempt organizations and entities, including IRAs;

      -     insurance companies;

      -     dealers in securities; and

      - shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Tax Consequences to Shareholders Who Retain Their Shares.

      If you are a shareholder who retains your shares of common stock in the merger and you do not receive any cash or property (including stock) as part of the merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The merger will not affect the adjusted tax basis or holding period of any shares of common stock that you continue to own following the merger.

Tax Consequences to Shareholders or Warrant Holders Who Receive Cash For Their Shares.

      If you are a shareholder who receives cash for your shares of common stock in the merger, you should be treated for federal income tax purposes as having had your shares redeemed by Pioneer Railcorp under Section 302 of the Internal Revenue Code. Similarly, the warrants will be treated as having been sold to Pioneer Railcorp. Unless the cash received is treated as a dividend under
Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of common stock or warrants. The gain or loss will be measured by the difference between the amount of cash received, $2.85 per share $0.85 per warrant, and the adjusted tax basis of your shares of common stock and/or warrants, as the case may be. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of common stock or warrants for more than one year at the time the merger is completed.

      Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) "not essentially equivalent to a dividend," (ii) "substantially disproportionate" with respect to the shareholder or (iii) completely terminates the shareholder's interest in our company. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a shareholder's percentage interest in Pioneer Railcorp immediately before and immediately after the merger. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning
(i) shares of common stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of common stock the shareholder has an option to acquire. If you receive cash for your common stock in the merger and completely terminate your direct and constructive ownership interest in Pioneer Railcorp, you should recognize capital gain or loss as a result of the merger, and the cash distribution should not be treated as a dividend.

Tax Consequences to Pioneer Railcorp and Pioneer Merger Corporation.

      Neither Pioneer Railcorp nor Pioneer Merger Corporation will recognize gain or loss for U.S. income tax purposes as a result of the merger.

Backup Withholding.

      Certain shareholders and/or warrant holders of Pioneer Railcorp may be subject to backup withholding on the cash payments received for their shares of common stock or warrants, as the case may be. Backup withholding will not apply, however, if you furnish to Pioneer Railcorp a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the merger (foreigners should contact their tax advisers).

      Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

      This discussion is only intended to provide you with a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger that are applicable to you.

PRO FORMA EFFECT OF THE MERGER

      The following selected pro forma financial data illustrates the pro forma effect of the transactions contemplated by the merger on Pioneer Railcorp's financial statements as of and for the six months ended June 30, 2004 and as of and for the year ended December 31, 2003. Please see "Pro Forma Financial Information" for the complete pro forma financial information relating to this transaction.

                        SELECTED PRO FORMA FINANCIAL DATA
                      (In thousands except per share data)

                                    As of and for the         As of and for
                                   Six months ended           the year ended
                                     June 30, 2004           December 31, 2003
                                   ------------------        -----------------
PER COMMON SHARE
Basic earnings per share               $      0.16                $0.27
Diluted earnings per share             $      0.16                $0.27
Book value                             $      1.17

AT PERIOD END
Assets                                 $32,717,000
Shareholders' equity                   $ 4,725,644
Common shares outstanding                4,033,038
Weighted average shares outstanding      4,005,102

TERMINATION OF SECURITIES EXCHANGE ACT REGISTRATION

      Pioneer Railcorp's securities are currently registered under the Securities Exchange Act and its common stock quoted on the Nasdaq SmallCap Market and the Chicago Stock Exchange. The Company's warrants are not quoted on Nasdaq or traded on any exchange. We will be permitted to terminate our registration if there are fewer than 300 record holders of our securities. Upon the completion of the merger, Pioneer Railcorp will have approximately 150 shareholders of record and no warrant holders. We intend to apply for termination of the registration of Pioneer Railcorp's securities under the Securities Exchange Act as promptly as possible after the effective date of the merger. In addition, Pioneer Railcorp's common stock will cease to be traded on the Nasdaq SmallCap Market and the Chicago Stock Exchange and any trading in our common stock after the merger will only occur in the "Pink Sheets" or in privately negotiated transactions.

      Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Pioneer Railcorp to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under
Section 14(a) and the requirements of Rule 13e-3 regarding "going private" transactions, no longer applicable to Pioneer Railcorp.

      We estimate that termination of the registration of our securities under the Securities Exchange Act will save Pioneer Railcorp approximately $150,000 per year in legal, accounting, printing, management time and other expenses.

                            INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS

TIME AND PLACE OF MEETING

      We are soliciting proxies through this proxy statement for use at a special meeting of Pioneer Railcorp shareholders. The special meeting will be held at ________________ on _______________, 2004, at Pioneer Railcorp's Main
Office at 1318 South Johanson Road, Peoria, Illinois 61607.

RECORD DATE AND MAILING DATE

      The close of business on _________, 2004, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about _________, 2004.

NUMBER OF SHARES OUTSTANDING

      As of the close of business on the record date, Pioneer Railcorp had 20,000,000 shares of Class A common stock, $.001 par value, authorized, of which _____ shares were issued and outstanding and 2,000,000 shares of Class B Common Stock, $.001 par value, none of which are issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

PURPOSE OF SPECIAL MEETING

      The purposes of the special meeting are:

      1. To consider and act upon a proposal to approve the merger of Pioneer Merger Corporation, a wholly-owned subsidiary of Pioneer Railcorp, with and into Pioneer Railcorp as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Pioneer Railcorp common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares of common stock, will be converted into, and will represent the right to receive from Pioneer Railcorp $2.85 cash per share; (b) each share of Pioneer Railcorp common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of 2,000 or more shares of common stock will continue to represent one share of Pioneer Railcorp common stock after the merger; and (c) each warrant owned of record at the close of business on the date the Merger becomes effective under Iowa law, shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price).

      2. To transact any other business as may properly come before the meeting or any adjournments of the meeting. (Please note that the meeting will not be adjourned for the purpose of soliciting additional proxies.)

VOTING AT THE SPECIAL MEETING

      Under Iowa law, the merger must be approved by a majority of the votes cast at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. A majority vote of non-affiliated shareholders (i.e., shareholders who are not officers and directors of Pioneer Railcorp) is not required to approve the merger proposal. On __________________, 2004, Pioneer Railcorp's directors and executive officers owned, directly or indirectly, 1,784,049 shares, representing approximately 39.5%, of the approximately 4,513,802 outstanding shares of common stock as of that date. Each of the directors has indicated that he or she intends to vote his or her shares in favor of the proposed merger.

APPRAISAL RIGHTS

      The applicable Iowa laws entitle shareholders of Pioneer Railcorp to obtain appraisal rights in connection with the merger. Warrant holders are not entitled to appraisal rights. See "Description of the Merger-Appraisal Rights."

PROCEDURES FOR VOTING BY PROXY

      If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of Proposal 1 and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting on all matters which were unknown to us a reasonable time before the solicitation.

      You can revoke your proxy at any time before it is voted by delivering to
J. Michael Carr, President, Pioneer Railcorp, 1318 South Johanson Road, Peoria, Illinois 61607, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS FOR SHAREHOLDER APPROVAL

      A quorum will be present at the meeting if a majority of the votes entitled to be cast at the meeting are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Under Iowa law, the merger must be approved by a majority of the votes cast at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. A majority vote of non-affiliated shareholders (i.e., shareholders who are not officers and directors of Pioneer Railcorp) is not required to approve the merger proposal. Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. Abstentions and broker non-votes will not be counted as votes for or against the merger.

      Based on the _____ shares outstanding as of the record date, a quorum will consist of _____ shares represented either in person or by proxy.

      Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any proposal will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the proposal must be approved by the affirmative vote of a majority of the votes cast at the meeting, an abstention will have no effect on the outcome of the vote.

      Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Since the proposal must be approved by the affirmative vote of a majority of the votes cast at the meeting, a broker non-vote will have no effect on the outcome of the vote.

SOLICITATION OF PROXIES

      Proxies are being solicited by our board of directors, and Pioneer Railcorp will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                       INFORMATION ABOUT PIONEER RAILCORP

GENERAL

      Pioneer Railcorp is an Iowa corporation incorporated on February 24, 1986. The Company derives its revenue primarily from two sources - railroad operations and railroad equipment leasing. The Company's railroad operations are provided through its sixteen wholly-owned short line railroad subsidiaries whose rail system provides shipping links for customers along its routes and interchanges with the following five major railroads:

                        1.    Burlington Northern Santa Fe Railroad;

                        2.    CSX Transportation;

                        3.    Canadian National Railway Company;

                        4.    Norfolk Southern Railway; and

                        5.    Union Pacific Railroad.

      The Company's railroad subsidiaries also have interchanges with two smaller railroads - the Kansas City Southern Railway and the Arkansas & Missouri Railroad. The Company's rail system is primarily devoted to carrying freight. The railroad operations also derive revenue from the grant of real estate right of ways to various utilities, pipeline, communications, and non-industrial companies. In 2003, the Company derived $12.9 million, or approximately 81 percent, of its revenues from its railroad operations.

      Railroad equipment leasing is the second primary source of revenue for the Company. The Company's railroad equipment leasing operation provides locomotives, railcars, and other railroad related vehicles and equipment to the Company's operating railroad subsidiaries. The Company's railroad equipment leasing operation also leases railcars and locomotives to unaffiliated third parties. In 2003, the Company derived $3.0 million, or approximately 19 percent, of its revenues from its railroad equipment leasing operations.

      The Company's address is 1318 South Johanson Road, Peoria, Illinois 61607 and its telephone number is (309) 697-1400.

PIONEER MERGER CORPORATION

      Pioneer Merger Corporation is a newly-formed Iowa corporation, and is a wholly-owned subsidiary of Pioneer Railcorp. Pioneer Merger Corporation was organized solely for the purpose of facilitating the merger transaction. Pioneer Merger Corporation will merge into Pioneer Railcorp and will cease to exist after the merger. Pioneer Merger Corporation has not conducted any activities other than those incident to its formation, its negotiation and execution of the merger agreement, and its assistance in preparing various SEC filings related to the proposed ongoing private transaction. Pioneer Merger Corporation has no significant assets, liabilities or shareholders' equity. The address and telephone number of Pioneer Merger Corporation's principal offices are the same as Pioneer Railcorp.

      Pioneer Merger Corporation has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS OF PIONEER RAILCORP

      The following sets forth certain information with respect to Pioneer Railcorp's Executive Officers as of June 30, 2004.

                                   Position with                               First Appointed as an
     Name (Age)                   Pioneer Railcorp                           Officer of Pioneer Railcorp
     ----------                   ----------------                           ---------------------------
Guy L. Brenkman (57)     Chief Executive Officer                                        1986
J. Michael Carr  (40)    President, Treasurer and Chief Financial Officer               1993
Scott Isonhart (38)      Secretary                                                      1993

      Pioneer Railcorp's executive officers are appointed annually by the board of directors at the meeting of directors following the Annual Meeting of Shareholders. There are no family relationships among these officers and/or directors or any arrangement or understanding between any officer and any other person pursuant to which the officer was elected.

      Set forth below is biographical information regarding each of our directors:

                                            PRINCIPAL OCCUPATION FOR THE                                 DIRECTOR
      NAME                AGE                 LAST FIVE YEARS OR MORE                                    SINCE (1)
      ----                ---                 -----------------------                                    ---------
Guy L. Brenkman           57      Chairman of the Board of Directors and Chief Executive Officer            1986
                                  of Pioneer Railcorp and its subsidiaries, was the incorporator of the Company and has been a member of the Board of Directors and executive officer of the Company since its formation.  Mr.
                                  Brenkman's past business experience includes real estate sales and management, securities sales, and seven
                                  years of operational railroad industry
                                  experience before managing the day to day
                                  railroad operations of Pioneer Railcorp in
                                  1988. Mr. Brenkman, acting as agent of the
                                  Issuer conducted the public offering of
                                  Pioneer Railcorp, which raised its initial
                                  capital, and secondary capital for expansions.

J. Michael Carr           40      President and Treasurer, also serves as Treasurer and Chief               1995
                                  Financial Officer for each of the Company's subsidiaries.  Mr.
                                  Carr has been employed by the Company since March 1993.  Before joining the Company, Mr. Carr worked in public accounting and banking for seven years, most recently as Controller for United
                                  Federal Bank.  Mr. Carr is a CPA and holds a BS-Accounting from
                                  Illinois State University, Normal, Illinois.

Orvel L. Cox              62      Director, also serves as same for each of the Company's                   1986
                                  subsidiaries.  Mr. Cox has 43 years of active railroading
                                  experience with 31 of those years working for Class I
                                  railroads.  Mr. Cox retired from employment with the Company in
                                  2002.  Mr. Cox has been a director and officer of Pioneer
                                  Railcorp since its inception and has been involved in all phases of the development and growth of the Company.  Mr. Cox is a member of the Audit Committee.

Clifton T. Lopez          59      Director, was appointed to the board in August 2002.  Mr. Lopez           2002
                                  works as a consultant, currently supporting the tax departments at Monsanto and Pharmacia Corp. in St. Louis, MO.  Mr. Lopez has
                                  over 30 years of experience in accounting, finance, and
                                  planning.  Mr. Lopez has a BA-Accounting and Management from
                                  Virginia Commonwealth University, Richmond, VA.  In addition,
                                  Mr. Lopez served 5 years in the military, and resigned
                                  commission as a Captain in the Transportation Corp., associated with the transportation business in the areas of trucking, rail, water and aircraft.  Mr. Lopez is a member of the Audit
                                  Committee and is considered the Audit Committee financial expert of the committee.

John S. Fulton            72      Director, was elected to the Board in 1993.  Mr. Fulton has 19            1993
                                  years experience in the real estate business concentrating in retail sales, real estate development and appraising.  Mr.
                                  Fulton's previous positions include industrial appraising (6 years) with Cole, Layer Trumble of Dayton, Ohio, and 5 years with Pepsi-Cola.  Mr. Fulton holds a BS degree in Public
                                  Administration from Bradley University in Peoria, Illinois.  Mr.
                                  Fulton is a member of the Audit Committee.

All of the above-listed persons are U.S. citizens. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years. The business address and telephone number of the directors and executive officers at the Company is 1318 South Johanson Road, Peoria, Illinois 61607, telephone (309) 697-1400.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      The following table sets forth information as of ___________, 2004 with respect to the persons and groups known to Pioneer Railcorp to be the beneficial owners of more than five percent of Pioneer Railcorp's common stock, each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the merger.

                                          Prior to Merger                            After Merger
                                          ---------------                            ------------
Name and Address              Number of Shares    Percent of Shares     Number of Shares       Percent of Shares
of  Beneficial Owner          Beneficially Owned  Beneficially Owned    Beneficially Owned     Beneficially Owned
---------------------         ------------------  ------------------    ------------------     ------------------
5% or more beneficial
owners:

Guy L. Brenkman (2)                3,530,500           40.22%              1,789,700                42.82%

Executive Officers and
Directors:

Guy L. Brenkman (2)                3,530,500           40.22%              1,789,700                42.82%
Orvel L Cox (3)                      183,869            2.11%                 82,099                 1.96%
John S. Fulton (4)                    26,400            0.30%                 16,200                  .39%
J. Michael Carr (5)                   37,414            0.43%                 36,364                  .87%
Scott Isonhart (6)                     5,100            0.06%                  5,000                  .12%
Clifton T. Lopez                       1,000            0.01%                      0                    0%

All directors and executive
officers as a group (6 persons)    3,784,283           43.12%(1)           1,929,363                46.16%

(1) Based on 8,777,166 shares of common stock and equivalents outstanding as of April 30, 2004.

(2) Of the total number of shares shown as owned by Mr. Brenkman, 1,740,800 shares represent the number of shares Mr. Brenkman has the right to acquire within 60 days through the exercise of warrants and 80,000 represents the number of shares Mr. Brenkman has the right to acquire within 60 days through the exercise of stock options. Mr. Brenkman owns all shares in joint tenancy with his wife. In addition, 2,340 shares are held by Mr. Brenkman's wife, in which he disclaims beneficial ownership.

(3) Of the total number of shares shown as owned by Mr. Cox, 101,770 shares represent the number of shares Mr. Cox has the right to acquire within 60 days through the exercise of warrants and 20,000 represents the number of shares Mr. Cox has the right to acquire within 60 days through the exercise of stock options. Mr. Cox's shares are owned in joint tenancy with his wife.

(4) Of the total number of shares shown as owned by Mr. Fulton, 10,200 shares represent the number of shares Mr. Fulton has the right to acquire within 60 days upon the exercise of warrants and 5,000 represents the number of shares Mr. Fulton has the right to acquire within 60 days through the exercise of stock options.

(5) Of the total number of shares shown as owned by Mr. Carr, 1,000 shares represent the number of shares Mr. Carr has the right to acquire within 60 days through the exercise of warrants and 36,364 represents the number of shares Mr. Carr has the right to acquire within 60 days through the exercise of stock options.

(6) Of the total number of shares shown as owned by Mr. Isonhart, 100 shares represent the number of shares Mr. Isonhart has the right to acquire within 60 days through the exercise of warrants and 5,000 represents the number of shares Mr. Isonhart has the right to acquire within 60 days through the exercise of stock options.

RECENT AFFILIATE TRANSACTIONS IN PIONEER RAILCORP SECURITIES

      There were no transactions in Pioneer Railcorp's common stock or warrants by its affiliates which have occurred over the last sixty days.

REPURCHASES OF SECURITIES BY PIONEER RAILCORP

      During the past two years, Pioneer Railcorp has repurchased the following shares of its common stock:

                         Total # of       Average Price
       Period         Shares Purchased    Paid per Share    Total Cost
       ------         ----------------    --------------    ----------
10/1/02 - 12/31/02        13,915             $1.49           $20,736
 1/1/03 -  3/31/03        21,300              1.41            30,015
 4/1/03 -  6/30/03         1,700              1.53             2,595
 7/1/03 -  9/30/03             0                 0                 0
10/1/03 - 12/31/03         8,610              2.01            17,274
 1/1/04 -  3/31/04           300              2.42               727
 4/1/04 -  6/30/04           500              2.33             1,165
 7/1/04 -  9/30/04             0                 0                 0
                          ------             -----           -------               -
             Total        46,325             $1.57           $72,512
                          ======             =====           =======

      There have been no repurchases of warrants over the past two years.

MARKET FOR SECURITIES AND DIVIDEND INFORMATION

      Pioneer Railcorp's common stock is quoted on the Nasdaq SmallCap Market under the symbol "PRRR" and the Chicago Stock Exchange under the symbol "PRR." Pioneer Railcorp's warrants are not quoted on Nasdaq or any exchange. The table below sets forth the high and low sales prices for the common stock from January 1, 2002, through June 30, 2004 as reported by the Nasdaq SmallCap Market, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

                                       Dividend
                     High      Low     Declared
                     -----    -----    --------
2004
   First Quarter     $3.06    $1.78    $  ---
   Second Quarter     2.60     2.20      0.05
   Third Quarter      2.65     2.10       ---

2003
   First Quarter     $1.50    $1.01    $  ---
   Second Quarter     1.78     1.30      0.05
   Third Quarter      2.54     1.65       ---
   Fourth Quarter     2.24     1.84       ---

2002
   First Quarter     $1.40    $1.15    $  ---
   Second Quarter     1.97     1.15      0.03
   Third Quarter      1.85     1.39       ---
   Fourth Quarter     1.61     1.38       ---

      As of April 30, 2004, there were approximately 1,680 common shareholders of record, which includes those persons for whom Cede & Co. serves as nominee and approximately 1,582 warrant holders.

      After the merger, the Pioneer Railcorp common stock will no longer be quoted on the Nasdaq SmallCap Market or the Chicago Stock Exchange or be eligible for trading on an exchange or automated quotation system operated by a national securities association. Pioneer Railcorp will not be required to file reports under the Securities Exchange Act, and its securities will not be registered under the Securities Exchange Act. Pioneer Railcorp anticipates that its stock will continue to be quoted in the over-the-counter market, on the "Pink Sheets." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Hill, Thompson, Magid, LP, Koonce Securities, Inc., and Susquehanna International Group, LLP have agreed to continue to use their best efforts to make a market in the shares of common stock as long as the volume of trading and certain other market making considerations justify such activity.

DESCRIPTION OF SECURITIES

      The Company is authorized to issue 20,000,000 shares of Class A common stock, par value $.001 per share and 2,000,000 shares of Class B common stock, par value $.001 per share. The authorized but unissued and unreserved shares of capital stock are available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering or under employee benefit plans. Generally no shareholder approval is required for the issuance of these shares, except for shares to be offered to directors, officers and controlling persons (as defined under applicable federal regulations) in other than a public offering.

      Voting Rights. Each share of the common stock has the same relative rights and is identical in all respects with every other share of the common stock. The holders of the common stock possess exclusive voting rights in Pioneer Railcorp. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the common stock.

      Dividends. Beginning in 1998, Pioneer Railcorp has paid dividends primarily on an annual basis to the holders of the common stock. Persons who are and will continue to be shareholders of the Company will be entitled to share equally in any such dividends. For additional information as to dividends, see "Dividend Policy" below.

      Liquidation. In the unlikely event of the complete liquidation or dissolution of Pioneer Railcorp, holders of the common stock would be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company; (ii) any accrued dividend classes; (iii) liquidation preferences upon any preferred stock and other serial preferred stock which may be issued in the future; and (iv) any interest in the liquidation account.

      Other Characteristics. Holders of the common stock do not have preemptive rights with respect to any additional shares of common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of Pioneer Railcorp without first offering such shares to existing shareholders. The common stock is not subject to call for redemption, and the outstanding shares of common stock are fully paid and nonassessable when issued and upon receipt by Pioneer Railcorp of the full purchase price.

      Transfer Agent and Registrar. The transfer agent and registrar for the common stock is the Company.

      Warrants. Our warrants were issued as a dividend to shareholders of record as of June 30, 1995. Currently, there are approximately 4,117,000 warrants outstanding which are held by approximately 1,582 holders of record. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $2.00 per warrant. The warrants are not quoted on Nasdaq and are not traded on any exchange.

DIVIDEND POLICY

      Future dividend payments may be made at the discretion of Pioneer Railcorp's board of directors, considering factors such as operating results, financial condition, regulatory restrictions, tax consequences, and other relevant factors.

                       SELECTED HISTORICAL FINANCIAL DATA

      FINANCIAL CONDITION DATA:

                                              As of                            At December 31,
                                          ------------- ---------------------------------------------------------------
                                          June 30, 2004    2003         2002         2001         2000         1999
                                          ------------- -----------  -----------  -----------  -----------  -----------
                                           (Unaudited)                            (Audited)
Current Assets
Cash                                       $   896,000  $ 1,199,016  $ 1,148,461  $   976,678  $   564,490  $ 2,356,844
Accounts receivable, less allowance for
  doubtful accounts                          3,774,000    3,924,194    3,041,573    3,431,008    3,687,738    3,940,029
Inventories                                    361,000      352,708      287,763      222,257      237,091      272,278
Prepaid expenses                               343,000      274,458      214,606      202,787       96,357       91,377
Income tax refund claims                       146,000      201,000      337,419      132,905      206,915       94,449
Deferred income taxes                               --           --       12,000       80,000       59,800       91,800
                                           -----------  -----------  -----------  -----------  -----------  -----------
                  TOTAL CURRENT ASSETS     $ 5,520,000  $ 5,951,376  $ 5,041,822  $ 5,045,635  $ 4,852,391  $ 6,846,777
                                           ===========  ===========  ===========  ===========  ===========  ===========

Investments, cash value of life insurance      263,000      246,668      214,627      184,090      156,702      131,503

Property and Equipment, net                  25,776,00   26,495,649   27,793,573   27,128,209   25,451,459   24,159,995

Other Assets                                     9,000       10,777      161,833       22,091       39,360       35,831

Goodwill                                     1,017,000    1,017,430    1,017,430    1,017,430    1,052,043    1,086,658
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           $32,585,000  $33,721,900  $34,229,285  $33,397,455  $31,551,955  $32,260,764
                                           ===========  ===========  ===========  ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

  Current maturities of long-term debt       2,659,000  $ 2,954,637  $ 2,716,801  $ 4,828,203  $ 2,953,155  $ 2,390,042
  Notes payable                                     --      146,080       91,816       57,712           --      810,000
  Accounts payable                           2,295,000    2,543,568    2,346,751    2,914,471    2,307,663    3,983,617
  Accrued expenses                              62,000      836,332      950,968      775,031      643,743      670,873
  Deferred income taxes                        579,000       62,000           --           --        4,099      561,697
                                           -----------  -----------  -----------  -----------  -----------  -----------
         TOTAL CURRENT LIABILITIES           5,595,000    6,542,617    6,106,336    8,575,417    5,908,660    8,416,229
                                           -----------  -----------  -----------  -----------  -----------  -----------

Long-Term Debt, net of current maturities
                                             8,478,000    9,638,122   11,911,244   10,820,867   14,103,682   13,121,553
                                           -----------  -----------  -----------  -----------  -----------  -----------

Deferred Revenue                             1,749,000    1,788,017    2,027,811      870,066           --           --
                                           -----------  -----------  -----------  -----------  -----------  -----------
Deferred Income Taxes                        6,297,000    6,063,000    5,637,000    5,285,000    4,825,200    4,505,100
                                           -----------  -----------  -----------  -----------  -----------  -----------
Minority Interest in Subsidiaries              736,000      737,000      751,000    1,103,000    1,106,000    1,154,000
                                           -----------  -----------  -----------  -----------  -----------  -----------

Stockholders' Equity
  Common stock, Class A (voting) par
     value $.001 per share, authorized
     20,000,000 shares,  (net of                 5,000        4,615        4,612        4,612        4,612        4,611
     treasury shares)
  Common stock, Class B (nonvoting), no
     par value, authorized 20,000,000
     shares                                                      --           --           --           --           --


  Additional paid-in capital                 2,039,000    2,015,838    2,009,441    2,044,041    2,044,041    2,042,042
  Retained earnings                          7,677,000    6,932,821    5,781,940    4,694,536    3,559,841    3,017,248
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                             9,716,000    8,953,144    7,795,894    6,743,105    5,608,413    5,063,882
                                           -----------  -----------  -----------  -----------  -----------  -----------
                                           $32,585,000  $33,721,900  $34,229,285  $33,397,455  $31,551,955  $32,260,764
                                           ===========  ===========  ===========  ===========  ===========  ===========

OPERATING DATA:

                                                                                  AUDITED
                                                                         For Years Ended December 31,
                                                     ------------------------------------------------------------------------
                                        UNAUDITED        2003          2002           2001           2000           1999
                                      June 30, 2004
                                      ---------------------------   ------------   ------------   ------------   ------------
Railway operating revenue             $  8,172,000   $ 15,995,000   $ 14,970,000   $ 14,421,000   $ 14,772,000   $ 13,857,000
                                      ---------------------------   ------------   ------------   ------------   ------------

Operating expenses
   Maintenance of way and structures       814,000      1,251,000      1,129,000      1,396,000      1,475,000      1,487,000
   Maintenance of equipment                796,000      1,519,000      1,417,000      1,675,000      1,442,000      1,551,000
   Transportation                        1,899,000      3,432,000      3,221,000      3,368,000      3,413,000      3,042,000
   General and administrative            2,114,000      4,539,000      4,334,000      4,576,000      3,816,000      3,772,000
   Depreciation & amortization           1,104,000      2,199,000      2,032,000      2,071,000      1,934,000      1,764,000
   Net (gain) loss on sale of fixed
     assets                                 37,000         74,000        (17,000)    (1,929,000)       (59,000)    (1,512,000)
                                      ------------   ------------   ------------   ------------   ------------   ------------

                                         6,764,000     13,014,000     12,116,000     11,157,000     12,021,000     10,104,000
                                      ------------   ------------   ------------   ------------   ------------   ------------

         OPERATING INCOME                1,408,000      2,981,000      2,854,000      3,264,000      2,751,000      3,753,000
                                      ------------   ------------   ------------   ------------   ------------   ------------

Other income (expenses)
   Other net                                33,000         13,000         12,000        (34,000)         9,000         35,000
   Interest income                               0          4,000          8,000         30,000         44,000         10,000
   Interest expense, equipment            (393,000)      (929,000)    (1,084,000)    (1,351,000)    (1,572,000)    (1,416,000)
   Lease income                            313,000        305,000        305,000        268,000        257,000        251,000
   Loss on sale of subsidiary                    0              0              0              0              0       (342,000)
                                      ------------   ------------   ------------   ------------   ------------   ------------
                                           (47,000)      (607,000)      (759,000)    (1,087,000)    (1,252,000)    (1,462,000)
                                      ------------   ------------   ------------   ------------   ------------   ------------

   INCOME BEFORE INCOME TAXES            1,361,000      2,374,000      2,095,000      2,177,000      1,499,000      2,291,000

Provision for income taxes                 570,000        872,000        734,000        925,000        636,000        959,000
                                      ------------   ------------   ------------   ------------   ------------   ------------

   INCOME BEFORE MINORITY INTEREST
     IN PREFERRED STOCK DIVIDENDS OF
     CONSOLIDATED SUBSIDIARIES        $    791,000   $  1,602,000   $  1,361,000   $  1,252,000   $    863,000   $  1,332,000

Minority interest in preferred stock
  dividends of consolidated
  subsidiaries                              45,000         79,000        116,000        115,000        117,000        120,000
                                      ------------   ------------   ------------   ------------   ------------   ------------


         NET INCOME                   $    746,000   $  1,423,000   $  1,245,000   $  1,137,000   $    746,000   $  1,212,000
                                      ============   ============   ============   ============   ============   ============

Basic earnings per common share       $       0.17   $       0.32   $       0.28   $       0.25   $       0.16   $       0.26
                                      ============   ============   ============   ============   ============   ============
Diluted earnings per common share     $       0.15   $       0.32   $       0.28   $       0.25   $       0.16   $       0.26
                                      ============   ============   ============   ============   ============   ============

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                      (In thousands except per share data)

      The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2004 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of earnings for the year ended December 31, 2003 and six month period ended June 30, 2004 (the "Pro Forma Earnings Statement"), show the pro forma effect of the merger. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the merger occurred at June 30, 2004, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the merger was consummated on January 1, 2003, the earliest period presented. The following financial statements do not reflect any anticipated cost savings which may be realized by Pioneer Railcorp after consummation of the merger.

      The pro forma information does not purport to represent what Pioneer Railcorp's results of operations actually would have been if the merger had occurred on January 1, 2003.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      The following unaudited pro forma consolidated balance sheet as of June 30, 2004 and the unaudited pro forma consolidated income statements for the year ended December 31, 2003, and the six months ended June 30, 2004, give effect to the following:

      - We have assumed that the merger occurred as of June 30, 2004, for the purposes of the consolidated balance sheet, and as of January 1, 2003, respectively, with respect to the consolidated income statements for the year ended December 31, 2003, and the six months ended June 30, 2004.

      - We have assumed that a total of 480,000 shares are cashed out in the merger at a price of $2.85 per share for a total of $1,339,500 and 4,117,000 warrants at $0.85 per warrant for a total of $3,499,450. Additionally, we have assumed that we have incurred or will incur $219,700 in costs and expenses relating to the merger.

      - We have assumed that all of the cash required to consummate the merger will be provided from the Company's primary lender, National City Bank. The analysis uses a 10-year fixed rate borrowing in the amount of $5 million from National City Bank at a current interest rate of 6%.

      - We have not reflected the anticipated cost savings, estimated to be approximately $150,000 per year that we expect as a result of the merger.

                                PIONEER RAILCORP
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            JUNE 30, 2004 (Unaudited)


                                                           As of June 30, 2004
                                                   -----------------------------------------
                                                                  Pro Forma       Pro Forma
                                                   Historical    Adjustments      Combined
                                                                 (Unaudited)
Current Assets
Cash                                               $   896,000   $    132,070    $ 1,028,070
Accounts receivable, less allowance for doubtful
  accounts                                           3,774,000                     3,774,000

Inventories                                            361,000                       361,000
Prepaid expenses                                       343,000                       343,000
Income tax refund claims                               146,000                       146,000
                                                   -----------   ------------    -----------
Deferred income taxes                              $ 5,520,000   $    132,070    $ 5,652,070
                  TOTAL CURRENT ASSETS

Investments, cash value of life insurance              263,000                       263,000

Property and Equipment, net                         25,776,000                    25,776,000

Other Assets                                             9,000                         9,000

Goodwill                                             1,017,000                     1,017,000
                                                   -----------   ------------    -----------
                   TOTAL ASSETS                    $32,585,000   $    132,070    $32,717,070
                                                   ===========   ============    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt             $ 2,659,000   $    376,361    $ 3,035,361
  Notes payable                                              0                             0
  Accounts payable                                   2,295,000                     2,295,000
  Accrued liabilities                                  579,000        127,426        706,426
  Deferred income taxes                                 62,000                        62,000
                                                   -----------   ------------    -----------
         TOTAL CURRENT LIABILITIES                 $ 5,595,000   $    503,787    $13,110,639
                                                   -----------   ------------    -----------

Long-Term Debt, net of current maturities          $ 8,487,000   $  4,623,639    $12,913,840
                                                   -----------   ------------    -----------

Deferred Revenue                                   $ 1,749,000                  $  1,749,000
                                                   -----------   ------------    -----------
Deferred Income Taxes                              $ 6,297,000                  $  6,297,000
Minority Interest in Subsidiaries                      736,000                       736,000

Stockholders' Equity
Common stock:
  Outstanding 4,033,028                                  5,000           (480)         4,520
  Additional paid-in capital                         2,039,000     (2,039,000)             0
  Retained earnings                                  7,677,000     (2,955,876)     4,721,124
                                                   -----------   ------------    -----------
         Total stockholders' equity                $ 9,721,000  ($  4,995,356)   $ 4,725,644
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $32,585,000   $    132,070    $32,717,070

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                    YEAR ENDED DECEMBER 31, 2003 (Unaudited)


                                                          Year Ended December 31, 2003
                                                    -----------------------------------------
                                                                    Pro Forma     Pro Forma
                                                     Historical    Adjustments     Combined
                                                    ------------   ------------   -----------
Operating revenue                                   $ 15,994,621                  $15,994,621
                                                    ------------   ------------   -----------

Operating expenses
     Maintenance of way                             $  1,251,112                  $ 1,251,112
     Maintenance of equipment                          1,519,396                    1,519,396
     Transportation expense                            3,431,951                    3,431,951
     Administrative expense                            4,539,075       $219,700     4,758,775
     Depreciation & amortization                       2,198,907                    2,187,907
     Net (gain) loss on sale of fixed assets              74,285                       74,285
                                                    ------------   ------------   -----------
                                                      13,014,726        219,700    13,234,426
                                                    ------------   ------------   -----------

OPERATING INCOME                                       2,979,895                    2,760,195
                                                    ------------   ------------   -----------

Other income & expense
     Other (income) expense                             (325,592)                    (325,592)
     Interest expense                                    929,451        289,800     1,219,251
                                                    ------------   ------------   -----------
                                                         603,859        289,800       893,659
                                                    ------------   ------------   -----------

INCOME BEFORE INCOME TAXES                             2,376,036       (509,500)    1,866,536

Provision for income taxes                               872,063        181,445       690,618
                                                    ------------   ------------   -----------

INCOME BEFORE MINORITY INTEREST IN PREFERRED STOCK
  DIVIDENDS OF CONSOLIDATED SUBSIDIARIES            $  1,503,973   $   (328,055)  $ 1,175,918

Minority interest in preferred stock dividends of
  consolidated subsidiaries                               78,705                       78,705
                                                    ------------   ------------   -----------

NET INCOME                                          $  1,425,268   $    328,055   $ 1,097,213
                                                    ============   ============   ===========

Basic earnings per common share                     $        .32          (0.05)  $      0.27
                                                    ============   ============   ===========

Diluted earnings per common share                   $        .32          (0.05)  $      0.27
                                                    ============   ============   ===========

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                   SIX MONTHS ENDED JUNE 30, 2004 (Unaudited)

                                                           Six Months Ended June 30, 2004
                                                      ------------------------------------------
                                                                      Pro Forma      Pro Forma
                                                       Historical    Adjustments      Combined
                                                      ------------   ------------   ------------
Operating revenue                                     $  8,172,000                  $  8,172,000
                                                      ------------   ------------   ------------

Operating expenses
  Maintenance of way                                       814,000                       814,000
   Maintenance of equipment                                796,000                       796,000
  Transportation expense                              $  1,899,000                     1,899,000
   Administrative expense                                2,114,000       $219,700      2,333,700
   Depreciation & amortization                           1,104,000                     1,104,000
   Net (gain) loss on sale of fixed assets                  37,000                        37,000
                                                      ------------   ------------   ------------
                                                      $  6,764,000        219,700   $  6,983,700
                                                      ------------   ------------   ------------

OPERATING INCOME                                      $  1,408,000                  $  1,188,300
                                                      ------------   ------------   ------------

Other income & expense
   Other (income) expense                            ($    346,000)                ($    346,000)
   Interest expense                                        393,000        136,263        529,263
                                                      ------------   ------------   ------------
                                                      $     47,000   $    136,263   $    183,263
                                                      ------------   ------------   ------------

INCOME BEFORE INCOME TAXES                               1,361,000       (355,963)  $  1,005,037
   Provision for income taxes                              570,000       (145,945)       424,055
                                                      ------------   ------------   ------------

INCOME BEFORE MINORITY INTEREST IN PREFERRED STOCK
     DIVIDENDS OF CONSOLIDATED SUBSIDIARIES           $    791,000   $    210,018   $    580,982

Minority interest in preferred stock dividends of
  consolidated subsidiaries                           $     45,000                  $     45,000

NET INCOME                                            $    746,000   $    210,018   $    535,982
                                                      ============   ============   ============
Basic earnings per common share                       $       0.17   $      (0.04)  $       0.13
                                                      ============   ============   ============
Diluted earnings per common share                     $       0.15   $      (0.02)  $       0.13
                                                      ============   ============   ============

                          FUTURE SHAREHOLDER PROPOSALS

      In the event the merger proposal is not approved by the shareholders or, if approved, is not ultimately completed, then shareholders may submit proposals for consideration at the 2005 annual meeting of shareholders under Rule 14a-8 of the Securities Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 for inclusion in the proxy statement and form of proxy must be received by us a reasonable time before we begin to print and mail our proxy statement for that meeting. The proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: Pioneer Railcorp, Attention: J. Michael Carr, 1318 S. Johanson Road, Peoria, Illinois 61607.

                       WHERE YOU CAN FIND MORE INFORMATION

      Pioneer Railcorp files reports, proxy statements and other information with the SEC under the Securities Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including Pioneer Railcorp, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      Pioneer Railcorp and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows Pioneer Railcorp to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

      This document incorporates by reference the documents listed below that Pioneer Railcorp has filed previously with the SEC. They contain important information about Pioneer Railcorp and its financial condition.

      - Pioneer Railcorp's Annual Report on Form 10-KSB for the year ended December 31, 2003.

      - Pioneer Railcorp's Quarterly Reports on Form 10-QSB, as amended, for the quarters ended March 31, 2004 and June 30, 2004.

      We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, between the date of this document and the date of Pioneer Railcorp's special meeting.

      We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to J. Michael Carr, President, 1318 South Johanson Road, Peoria, Illinois 61607. His telephone number is (309) 697-1400.

      These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

      We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

                                       By Order of the Board of Directors,

                                       J. Michael Carr, President

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                              PIONEER RAILCORP AND
                           PIONEER MERGER CORPORATION


         AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of September 21, 2004, by and between Pioneer Merger Corporation, an Iowa corporation ("Merger Co."), and Pioneer Railcorp, an Iowa corporation ("Pioneer").

                                    RECITALS

         Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. As of the date hereof, the authorized capital stock of Merger Co. consists of 1,000 shares of Common Stock, $0.001 par value ("Merger Co. Common Stock"), of which 1,000 shares are issued and outstanding.

         Pioneer is a corporation duly organized and validly existing under the laws of the State of Iowa. As of the date hereof, the authorized capital stock of Pioneer consists of (i) its Class A, Series V, Common Stock, $0.001 par value ("Class A Common Stock"), of which 20,000,000 shares are presently authorized and of which 4,496,000 shares are issued and outstanding, and (ii) its Class B Common Stock, $0.001 par value ("Class B Common Stock), of which 2,000,000 shares are presently authorized and of which no shares are issued and outstanding. Additionally, Pioneer has authorized the issuance of up to 4,196,000 warrants (the "Warrants") to purchase shares of Class A Common Stock and of which 4,117,000 Warrants are issued and outstanding with each issued and outstanding Warrant authorized to purchase one (1) share of Class A Common Stock for a price of $2.00 per share.

         The respective Boards of Directors of Pioneer and Merger Co. deem the Merger Agreement advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of Pioneer and Merger Co., by resolutions duly adopted, have approved the Merger Agreement and have each recommended that the Merger Agreement be approved by their respective shareholders and have each directed that this Merger Agreement be submitted for approval by their respective shareholders. Shareholders of Pioneer and shareholders of Merger Co. are each entitled to vote to approve the Merger Agreement. Except in connection with the exercise of Warrants and except in connection with the exercise of outstanding options to acquire Class A Common Stock, the number of shares of Class A Common Stock and the number of shares of Merger Co. Common Stock are not subject to change before the Effective Date (as hereinafter defined).

         Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Merger Agreement, and in accordance with the Iowa Business Corporation Act (the "Iowa Act"), on the Effective Date (as defined in Section 1.2), Merger Co. shall merge (the "Merger") with and into Pioneer and Pioneer shall survive the Merger and shall continue its corporate existence under the laws of the State of Iowa. Upon consummation of the Merger, the separate corporate existence of Merger Co. shall terminate and the name of the Surviving Corporation shall be "Pioneer Railcorp."

         1.2 Effective Date. As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the shareholders of the constituent corporations and after the receipt of all required regulatory approvals and the expiration of any statutory waiting periods, Articles of Merger meeting the requirements of Section 490.1106 of the Iowa Act shall be filed with the Iowa Secretary of State. The Merger shall become effective ("the Effective Date") when the Articles of Merger have been filed with the Iowa Secretary of State or as otherwise specified in the Articles of Merger.

         1.3 Effects of the Merger. At and after the Effective Date, the Merger shall have the effects set forth in the Iowa Act.

         1.4 Treatment of Class A Common Stock, Warrants; Conversion of Merger Co. Common Stock.

                  (a) At the Effective Date, by virtue of the Merger and without any action on the part of the holder of any Merger Co. Common Stock, each issued share of Merger Co. Common Stock shall be converted into the right to receive cash from the Surviving Corporation in the amount of $0.001 per share, and the holders of certificates representing such shares shall cease to have any rights as shareholders of Merger Co. or the Surviving Corporation except such rights, if any, as they may have pursuant to the Iowa Act and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid, without interest, upon surrender to the Surviving Corporation of their certificates which theretofore represented shares of Merger Co. Common Stock.

                  (b) At the Effective Date, by virtue of the Merger and without any action on the part of any Holder (as hereinafter defined) of any share of Class A Common Stock (a "Class A Common Holder"), the following shall occur:

                           (i) Each issued and outstanding share of Class A
                  Common Stock owned of record by a Qualified Class A Common Holder (as hereinafter defined) shall remain issued and outstanding as a share of Class A Common Stock of the Surviving Corporation.

                           (ii) Each issued and outstanding share of Class A
                  Common Stock owned of record by a Disqualified Class A Common Holder (as hereinafter defined) shall be converted into the right to receive cash from the Surviving

                  Corporation in the amount of Two Dollars and 85 Cents ($2.85) per share (the "Class A Common Merger Consideration") and, thereafter, Disqualified Class A Common Holders shall cease to have any rights as shareholders of Pioneer or the Surviving Corporation except such rights, if any, as they may have pursuant to the Iowa Act and, except as aforesaid, their sole right shall be the right to receive the Class A Common Merger Consideration as aforesaid, without interest thereon, upon surrender to the Surviving Corporation of their certificates which theretofore represented shares of Class A Common Stock.

                           (iii) In no event shall any Class A Common Holder
                  holding of record as of the close of business on the day immediately preceding the Effective Date Two Thousand (2,000) or more shares of Class A Common Stock in the aggregate be entitled to receive any Class A Common Merger Consideration with respect to the shares so held. It shall be a condition precedent to the right of any Class A Common Holder to receive Class A Common Merger Consideration, if any, payable with respect to the shares held by such Class A Common Holder that such Class A Common Holder certify to Pioneer in the letter of transmittal delivered by Pioneer that such Class A Common Holder held of record as of the close of business on the day immediately preceding the Effective Date fewer than Two Thousand (2,000) shares of Class A Common Stock in the aggregate

                  (c) At the Effective Date, by virtue of the Merger and without any action on the part of any person who is a holder or who otherwise owns, beneficially or otherwise, any Warrant (each a "Warrant Owner"), each issued and outstanding Warrant shall be converted into the right to receive cash from Surviving Corporation in the amount of eighty-five cents ($0.85) per Warrant (the "Warrant Merger Consideration") and, thereafter Warrant Owners shall cease to have any rights as Warrant Owners of Pioneer or the Surviving Corporation except such rights, if any, as they may have pursuant to the Iowa Act and, except as aforesaid, their sole right shall be the right to receive the Warrant Merger Consideration as aforesaid, without interest thereon, upon surrender to the Surviving Corporation of their certificates which theretofore represented Warrants.

         1.5 Certain Definitions.

                  (a) The term "Qualified Class A Common Holder" shall mean a Holder of Class A Common Stock who holds of record Two Thousand (2000) or more shares of Class A Common as of the close of business on the day immediately preceding the Effective Date.


                  (b) The term "Disqualified Class A Common Holder" shall mean a Holder of Class A Common Stock who is not a Qualified Class A Common Holder.


                  (c) The term "Holder" shall mean any record holder or holders of Class A Common Stock who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of Pioneer.

         1.6 Minimum Number of Eligible Stockholders. Notwithstanding the foregoing, if the number of Qualified Class A Common Holders otherwise meeting the definition set forth in Section 1.5(a) exceeds two hundred ninety (290), only the two hundred ninety (290) Class A Common Holders holding the greatest number of shares of Class A Common Stock as of the close of business on the day immediately preceding the Closing Date, shall be considered Qualified Class A Common Holders hereunder. To the extent Pioneer cannot determine the two hundred ninety (290) Class A Common Holders holding the greatest number of shares of Class A Common Stock due to the ownership of the same number of shares of Class A Common Stock, such ties will be broken by Pioneer based on the length of stock ownership.


         1.7 Resolution of Issues. Pioneer (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any Pioneer shareholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I, including, without limitation, any questions as to the number of shares of Class A Common Stock held by any Class A Common Holder as of the close of business on the day immediately preceding the Effective Date. All determinations by Pioneer under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against Pioneer or any other person or entity with respect thereto.


         For purposes of this Article I, Pioneer may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Class A Common Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the shares of Class A Common Stock held by any person or persons that Pioneer determines to constitute a single Holder for purposes of determining the number of shares of Class A Common Stock held by such Holder.

         1.8 Articles of Incorporation. The Articles of Incorporation of Pioneer in effect as of the Effective Date shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

         1.9 Bylaws. The Bylaws of Pioneer in effect as of the Effective Date shall be the Bylaws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

         1.10 Board of Directors of Surviving Corporation. The directors of Pioneer immediately prior to the Effective Date shall be, from and after the Effective Date, the directors of the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         1.11 Officers. The officers of Pioneer immediately prior to the Effective Date shall be, from and after the Effective Date, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                   ARTICLE II
                               STOCK CERTIFICATES

         2.1 Class A Common Certificates Held by Qualified Class A Common Holders. From and after the Effective Date, certificates representing shares of Class A Common Stock held by a Qualified Class A Common Holder shall be deemed to evidence the same number of shares of Class A Common Stock of Pioneer, as the Surviving Corporation, which they theretofore represented.

         2.2 Certificates Held by Disqualified Class A Common Holders, by Warrant Owners or by Holders of Merger Co. Common Stock. Until presented to the Surviving Corporation, certificates which theretofore represented shares of Class A Common Stock held by a Disqualified Class A Common Holder, certificates which theretofore represented Warrants and certificates which theretofore represented Merger Co. Common Stock shall evidence only the right to receive cash as hereinabove provided. Upon presentation to the Surviving Corporation of certificates which theretofore represented shares of Class A Common Stock held by a Disqualified Class A Common Holder or which theretofore represented Warrants or which theretofore represented shares of Merger Co. Common Stock, cash shall be paid in an amount to which such Disqualified Class A Common Holder, Warrant Owner or Merger Co. Common Stock holder, as the case may be, shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any cash distributable pursuant to this Merger Agreement.

                                   ARTICLE III
                               GENERAL PROVISIONS

         3.1 Termination. Notwithstanding anything herein to the contrary, the Board of Directors of Merger Co. or the Board of Directors of Pioneer at any time prior to the filing of the Articles of Merger with the Iowa Secretary of State may terminate this Merger Agreement. This Merger Agreement shall be automatically terminated if (i) the Shareholders of Pioneer or the shareholders of Merger Co. shall fail to approve the Merger and the Merger Agreement; or (ii) any regulatory or other agency (if any) which must approve the Merger, has not approved the Merger prior to March 30, 2005. If terminated as provided in this
Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

         3.2 Counterparts. This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         3.3 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Iowa, without regard to any applicable conflicts of law.

         3.4 Amendment. Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the respective shareholders of Merger Co. and Pioneer; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective shareholders of Merger Co. and Pioneer, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be received by the holders of Merger Co. Common Stock or by the Holders of Class A Common Stock or by the Warrant Owners hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects in any material respect the holders of Merger Co. Common Stock, the Holders of Class A Common Stock or the Warrant Owners. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         IN WITNESS WHEREOF, Merger Co. and Pioneer have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.

PIONEER MERGER CORPORATION                 PIONEER RAILCORP


By:      /s/J. Michael Carr                By: /s/Guy L. Brenkman
   ----------------------------                ---------------------------------
         J. Michael Carr                       Guy L. Brenkman
         Its:   President                      Its: Chairman and Chief Executive
                                               Officer

                                                                     APPENDIX B




November 4, 2004


Board of Directors
Pioneer  Railcorp
1318 South Johanson Road
Peoria, Illinois 61607

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by certain shareholders and warrant holders of Pioneer Railcorp ("Pioneer" or the "Company") in connection with a proposed merger (the "Merger") between a newly-formed, wholly-owned subsidiary of Pioneer with and into Pioneer pursuant to the Agreement and Plan of Merger dated September 21, 2004, 2004 (the "Agreement"). Pursuant to the terms of the Agreement, (a) each share of Pioneer common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law by a holder of fewer than 2,000 shares of common stock will be converted into, and will represent the right to receive from Pioneer, $2.85 cash per share; (b) each share of Pioneer common stock owned of record at the close of business on the date the merger becomes effective under Iowa law by a holder of 2,000 or more shares of common stock will continue to represent one share of Pioneer common stock after the Merger; and (c) each holder of record of a warrant owned at the close of business on the date the Merger becomes effective under Iowa law shall receive cash in the amount of $0.85 per warrant in exchange for the cancellation of such warrant. You have informed us that each warrant entitles the holder to purchase one share of Pioneer common stock and that the warrants are currently exercisable at an exercise price of $2.00 per warrant.

Donnelly Penman & Partners ("Donnelly Penman") is an investment-banking firm of recognized standing with extensive experience in the valuation of middle-market companies. We are acting as financial advisor to Pioneer in connection with the Merger and will receive a fee from Pioneer for our services pursuant to the terms of our engagement letter with Pioneer, dated as of July 30, 2004 (the "Engagement Letter").

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things: (i) reviewed the Agreement; (ii) reviewed certain publicly-available information for Pioneer, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the years ended December 31, 2001, 2002 and 2003 and the quarterly report on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004; (iii) reviewed certain financial and operating information relating to earnings, assets, liabilities and prospects of Pioneer furnished by senior management of Pioneer;
(iv) engaged in discussions with members of the management of Pioneer concerning the historical and current business operations, financial conditions and prospects of Pioneer and such other matters as we deemed relevant; (v) reviewed the financial condition and valuation metrics of Pioneer as compared to the financial condition and valuation metrics of certain other transportation companies that we deemed comparable based on public data as of June 30, 2004;
(vi) reviewed the reported price and trading activity for shares of Pioneer common stock; (vii) reviewed the financial terms of the Merger as compared to the financial terms of selected other business combinations that we deemed comparable; (viii) performed a valuation analysis using the discounted cash flow methodology; and (ix) reviewed preliminary financial information provided by the Company for the period ended September 30, 2004; (x) reviewed the October 28, 2004 Surface Transportation Board Discussion regarding the Company's application to acquire a 76-mile line of railroad owned by Toledo, Peoria & Western Railway Corporation (Docket No. 34335); and (xi) reviewed such other information, financial analyses and investigations and such other factors that we deemed relevant for the purposes of our opinion.

The Board of Directors
Pioneer
November 4, 2004
Page 2 of 3


In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by Pioneer, we, with the consent of Pioneer, relied without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Pioneer. Additionally, we relied without independent investigation, upon the accuracy and completeness of all publicly available information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman has further relied upon the assurance of management of Pioneer that they are unaware of any facts that would make the information provided by or available to Pioneer incomplete or misleading in any respect. With respect to the financial forecast information, we have utilized assumptions that, based on discussions with management, have been deemed reasonable by management and reflect the best currently available estimates and judgments of the management of Pioneer as to the expected future financial performance of Pioneer. Pioneer's management have agreed to advise us promptly if any information previously provided has become inaccurate or is required to be updated during the period of our review. In addition, we have assumed the Merger will be consummated in accordance with the terms set forth in the Agreement.

No limitations were imposed by Pioneer on Donnelly Penman on the scope of Donnelly Penman's investigation or the procedures to be followed by Donnelly Penman in rendering this opinion. The form or amount of the consideration to be paid by Pioneer to its shareholders was determined by Pioneer. Donnelly Penman was not requested to and did not solicit or analyze other offers for Pioneer. Donnelly Penman was not requested to opine as to, and this opinion does not address, Pioneer's underlying business decision to proceed with or effect the Merger or the relative merits of the Merger compared to any alternative transaction that might be available to Pioneer.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Pioneer. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to Pioneer. Accordingly, such analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Pioneer or companies to which it is being compared. Donnelly Penman did not make any independent evaluation, valuation, or appraisal of the liquidation value of the assets or liabilities of Pioneer.

Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion, unless requested by Pioneer in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such written request. Our services to Pioneer in connection with the Merger have been comprised solely of financial advisory services, as described in the Engagement Letter.

The Board of Directors
Pioneer
November 4, 2004
Page 3 of 3

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date of this letter, the cash consideration of $2.85 to be paid to shareholders of the Company owning of record fewer than 2,000 shares of common stock in the proposed Merger in exchange for their shares of the Company's stock, and the payment of $0.85 in cash per warrant to be paid to each holder of warrants is fair, from a financial point of view, to such shareholders and to the holders of warrants.


Very truly yours,



/s/John C. Donnelly
-------------------
Donnelly Penman & Partners

                                                                      APPENDIX C


                          IOWA APPRAISAL RIGHTS STATUTE

                                     PART A
                    RIGHT TO APPRAISAL AND PAYMENT FOR SHARES

490.1301 DEFINITIONS - In this division, unless the context otherwise requires:

         1. "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of section 490.1302, subsection 2, paragraph "d", a person is deemed to be an affiliate of its senior executives.

         2. "Beneficial shareholder" means the person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

         3. "Corporation" means the issuer of the shares held by a shareholder demanding appraisal. In addition, for matters covered in sections 490.1322 through 490.1331, "corporation" includes the surviving entity in a merger.

         4. "Fair value" means the value of the corporation's shares determined according to the following:

         a. Immediately before the effectuation of the corporate action to which the shareholder objects.

         b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.

         c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 490.1302, subsection 1, paragraph "e".

         With respect to shares of a corporation that is a bank holding company as defined in section 524.1801, the factors identified in section 524.1406, subsection 3, paragraph "a", shall also be considered in determining fair value.

         5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

         6. "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

         7. "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         8. "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

         9. "Shareholder" means the record shareholder and a beneficial shareholder.

490.1302   SHAREHOLDERS' RIGHT TO APPRAISAL.

         1. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

         a. Consummation of a "merger" to which the corporation is a party if either of the following apply:

         (1) Shareholder approval is required for the merger by section 490.1104 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

         (2) The corporation is a subsidiary and the merger is governed by section 490.1105.

         b. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

         c. Consummation of a disposition of assets pursuant to section 490.1202 if the shareholder is entitled to vote on the disposition.

         d. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

         e. Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

         2. Notwithstanding subsection 1, the availability of the appraisal rights under subsection 1, paragraphs "a" through "d", shall be limited in accordance with the following provisions:

         a. Appraisal rights shall not be available for the holders of shares of any class or series of shares:

         (1) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc.

         (2) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares.

         b. The applicability of paragraph "a" shall be determined according to the following:

         (1) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at the meeting of shareholders to act upon the corporate action requiring appraisal rights.

         (2) The day before the effective date of such corporate action if there is no meeting of shareholders.

         c. Paragraph "a" shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph "a", at the time the corporate action becomes effective.

         d. Paragraph "a" shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where any of the following applies:

         (1) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who fulfills either of the following:

         (a) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for the consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

         (b) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

         (2) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

         (a) Employment, consulting, retirement or similar benefits established separate and not as part of or in contemplation of the corporate action.

         (b) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of the corporate action that are not more favorable than those existing before the corporate action or if more favorable that have been approved on behalf of the corporation in the same manner as is provided in section 490.832.

         (c) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

         e. For the purposes of paragraph "d" only the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by such member on behalf of another person solely because the member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement of all voting shares of the corporation beneficially owned by any member of the group.

         3. Notwithstanding any other provision of section 490.1302, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

         4. A shareholder entitled to appraisal rights under this chapter is not entitled to challenge a completed corporate action for which appraisal rights are available unless such corporate action meets one of the following standards:

         a. It was not effectuated in accordance with the applicable provisions of division X, XI, or XII or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action.

         b. It was procured as a result of fraud or material misrepresentation.

490.1303          ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.

         1. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

         2. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

         a. Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph "b", subparagraph (2).

         b. Does so with respect to all shares of the class of series that are beneficially owned by the beneficial shareholder.

                                     PART B

490.1320 NOTICE OF APPRAISAL RIGHTS.

         1. If proposed corporate action creating dissenters' rights under section 490.1302, subsection 1, is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this part. If the corporation concludes that appraisal rights are or may be available, a copy of this part must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

         2. In a merger pursuant to section 490.1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in section 490.1322.

490.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

         1. If proposed corporate action requiring appraisal rights under section 490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

         a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

         b. Not vote or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

         2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment under this part.

490.1322          APPRAISAL NOTICE AND FORM.

         1. If proposed corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation must deliver a written appraisal notice and form required by subsection 2, paragraph "a", to all shareholders who satisfied the requirements of section 490.1321. In the case of a merger under section 490.1105, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

         2. The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after such date and must do all of the following:

         a. Be accompanied by a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the transaction.

         b. State all of the following:

         (1) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (2).

         (2) A date by which the corporation must receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice and form are sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

         (3) The corporation's estimate of the fair value of the shares.

         (4) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

         (5) The date by which the notice to withdraw under section 490.1323 must be received, which date must be within twenty days after the date specified in subparagraph (2).

         c. Be accompanied by a copy of this division.

490.1323 PERFECTION OF RIGHTS -- RIGHT TO WITHDRAW.

         1. A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph "a". If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 490.1325. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (2). Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, return the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

         2. A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph
(5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation's written consent.

         3. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this division.

490.1324 PAYMENT.

         1. Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph "b", subparagraph
(2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

         2. The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

         a. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

         b. A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (3).

         c. A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment to the shareholder pursuant to subsection 1 in full satisfaction of the corporation's obligations under this chapter.

490.1325 AFTER ACQUIRED SHARES.

         1. A corporation may elect to withhold payment required by section
490.1324 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth I the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph "a".

         2. If the corporation elects to withhold payment under subsection 1, it must within thirty days after the form required by section 490.1322, subsection 2, paragraph "b", subparagraph (2), is due, notify all shareholders who are described in subsection 1 regarding all of the following:

         a. Of the information required by section 490.1324, subsection 2, paragraph "a".

         b. Of the corporation's estimate of fair value pursuant to section 490.1324, subsection 2, paragraph "b".

         c. That they may accept the corporation's estimate of fair value, plus interest in full satisfaction of their demands or demand appraisal under section 490.1326.

         d. That those shareholders who wish to accept such offer must notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer.

         e. That those shareholders who do not satisfy the requirement for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation's offer.

         3. Within ten days after receiving the shareholder's acceptance pursuant to subsection 2, the corporation must pay in cash the amount it offered under subsection 2, paragraph "b", to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

         4. Within forty days after sending the notice described in subsection 2, the corporation must pay in cash the amount it offered to pay under subsection 2, paragraph "b", to each shareholder described in subsection 2, paragraph "e".

490.1326 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

         1. A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 490.1324. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

         2. A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation's payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

490.1327 AFTER-ACQUIRED SHARES.

         1. A corporation may elect to withhold payment required by section
490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

         1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

         a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

         b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

         c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

490.1329

         Reserved.

                                     PART C

490.1330 COURT ACTION.

         1. If a shareholder makes demands for payment under section 490.1328 that remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section
490.1326 plus interest.

         2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

         3. The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

         5. Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

         a. The amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

         b. The fair value, plus interest of the shareholder's shares for which the corporation elected to withhold payment under section 490.1325.

         6. Notwithstanding the provisions of this division, if the corporation is a bank holding company as defined in section 524.1801, fair value, at the election of the bank holding company, may be determined as provided in section 524.1406, subsection 3, prior to giving notice under section 490.1320 or
490.1322. The fair value as determined shall be included in any notice under section 490.1320 or 490.1322, and section 490.1426 shall not apply.

490.1331 COURT COSTS AND COUNSEL FEES.

         1. The court in an appraisal proceeding commenced under section
490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this division.

         2. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

         a. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 490.1320, 490.1322, 490.1324, or 490.1325.

         b. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         3. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

         4. To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

                                PIONEER RAILCORP

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED APPOINTS GUY L. BRENKMAN AND J. MICHAEL CARR, JOINTLY AND SEVERALLY, AS PROXIES WITH FULL POWER OF SUBSTITUTION, TO VOTE THEIR SHARES AS DIRECTED BELOW AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT PIONEER RAILCORP'S MAIN OFFICE AT 1318 SOUTH JOHANSON ROAD, PEORIA, ILLINOIS AT ______ [P.M./A.M.] ON _____________, 200__ AND ANY ADJOURNMENT THEREOF, ON EACH OF THE FOLLOWING MATTERS:

         1. To approve an Agreement and Plan of Merger, dated as of September 21, 2004 (the "merger agreement") by and between Pioneer Merger Corporation and Pioneer Railcorp providing for the merger of Pioneer Merger Corporation with and into Pioneer Railcorp upon the terms and conditions set forth in the merger agreement as described in the proxy statement of Pioneer Railcorp dated ______, 200__.

                FOR                   AGAINST                     ABSTAIN
       ------                 -------                     -------

         2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, PROVIDED THAT THOSE MATTERS WERE UNKNOWN TO THE NAMED PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative, please give full title as such.


                                                                       , 200
-------------------------------------        --------------------------     --
Signature                                    Date



                                                                       , 200
-------------------------------------        --------------------------     --
Signature if Held Jointly                    Date